UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant   ☒

Filed by a Party other than the Registrant   ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

MONOLITHIC POWER SYSTEMS, INC.
(Name of Registrant as Specified In Its Charter)

n/a
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

PRELIMINARY PROXY STATEMENT - SUBJECT TO COMPLETION

Monolithic Power Systems, Inc. intends to release the Definitive Proxy Statement to stockholders on or about April 30, 2025.

                        April [*], 2025

Dear Stockholders:

You are invited to attend the 2025 Annual Meeting of Stockholders of Monolithic Power Systems, Inc. to be held on Thursday, June 12, 2025, at 10:00 a.m., Pacific Daylight Time (the “Annual Meeting”). The Annual Meeting will be a virtual meeting. You will be able to attend the Annual Meeting online, vote and submit questions during the meeting by visiting http://meetnow.global/MKQZQ9L. Please follow the instructions carefully on how to access and attend the virtual meeting in the “Annual Meeting Attendance” section of this Proxy Statement.

It is important that your shares be represented and voted whether or not you plan to attend the Annual Meeting. We continue using the Securities and Exchange Commission rule that permits companies to furnish proxy materials to stockholders over the Internet. If you are viewing the Proxy Statement on the Internet, you may grant your proxy electronically over the Internet by following the instructions on the Notice Regarding the Availability of Proxy Materials previously mailed to you and the instructions listed on the Internet site. If you have received a paper copy of the Proxy Statement and proxy card, you may grant a proxy to vote your shares by completing and mailing the proxy card enclosed with the Proxy Statement, or you may grant your proxy electronically over the Internet or by telephone by following the instructions on the proxy card. If your shares are held in “street name,” which means shares held of record by a broker, bank, trust or other nominee, you should review the Notice Regarding the Availability of Proxy Materials or Proxy Statement and voting instruction form used by that firm to determine whether and how you will be able to submit your proxy by telephone or over the Internet. Submitting a proxy over the Internet, by telephone or by mailing a proxy card will ensure your shares are represented at the Annual Meeting.

Your vote is important, regardless of the number of shares that you own.

On behalf of the Board of Directors, I thank you for your participation. We look forward to your attendance on June 12, 2025.

Sincerely,

Michael Hsing
Chairman of the Board, President and Chief Executive Officer

MONOLITHIC POWER SYSTEMS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 12, 2025

To the Stockholders of Monolithic Power Systems, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Monolithic Power Systems, Inc., a Delaware corporation, will be held on Thursday, June 12, 2025, at 10:00 a.m., Pacific Daylight Time (the “Annual Meeting”). The Annual Meeting will be a virtual meeting. You will be able to attend the Annual Meeting online, vote and submit questions during the meeting by visiting http://meetnow.global/MKQZQ9L. Please follow the instructions carefully on how to access and attend the virtual meeting in the “Annual Meeting Attendance” section of this Proxy Statement.

At the Annual Meeting, we will conduct the following items of business:

1.

To elect three Class III directors to serve for three-year terms until our annual meeting of stockholders in 2028, or until their respective successors are duly elected and qualified. The nominees for election to the Board of Directors as Class III directors are Herbert Chang, Michael Hsing and Carintia Martinez.

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2025.
3.	To hold an advisory vote to approve the compensation of our named executive officers.
4.	To vote on a management proposal to amend and restate our Amended and Restated Certificate of Incorporation to declassify the Board of Directors.
5.	To vote on a stockholder proposal to give shareholders the ability to call for a special shareholder meeting, if properly presented at the Annual Meeting.
6.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice of Annual Meeting. Only stockholders of record at the close of business on April 16, 2025 are entitled to notice of and to vote at the Annual Meeting.

Your vote is important.  All stockholders are cordially invited to attend the Annual Meeting. However, to assure your representation at the meeting, we encourage you to submit your proxy as soon as possible using one of three convenient methods: (i) by accessing the Internet site described in the Notice Regarding the Availability of Proxy Materials (the “Notice”) or in the proxy card provided to you; (ii) by calling the toll-free number described in the Notice or in the proxy card; or (iii) by signing, dating and returning the proxy card. By submitting your proxy promptly, you will save us the expense of further proxy solicitation. Any registered stockholder attending the Annual Meeting may vote at the meeting even if he or she has already returned a proxy.

By Order of the Board of Directors,

Saria Tseng
Executive Vice President, Strategic Corporate Development, General Counsel and Corporate Secretary

Kirkland, Washington

April [*], 2025

Important notice regarding the availability of proxy materials for the Annual Meeting: The Proxy Statement and the Annual Report on Form 10-K are available free of charge under the “Investor Relations” section of our website at http://www.monolithicpower.com.

MONOLITHIC POWER SYSTEMS, INC.

PROXY STATEMENT

FOR

2025 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

Index

General

This Proxy Statement is being furnished to holders of common stock, par value $0.001 per share (the “Common Stock”), of Monolithic Power Systems, Inc., a Delaware corporation (the “Company,” “MPS,” “we,” “us,” or “our”), in connection with the solicitation of proxies by our Board of Directors (the “Board”) for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, June 12, 2025 at 10:00 a.m., Pacific Daylight Time, and at any adjournment or postponement thereof for the purpose of considering and acting upon the matters set forth herein.

The Annual Meeting will be a virtual meeting. You will not be able to attend the meeting in person. Please follow the instructions carefully on how to access and attend the virtual meeting in “Annual Meeting Attendance.”

Internet Availability of Proxy Materials

Pursuant to the rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice Regarding the Availability of Proxy Materials (the “Notice”) to our stockholders of record, and upon request, we will send a printed copy of the proxy materials and proxy card. Brokers and other nominees who hold shares on behalf of beneficial owners will be sending their own similar notice. Stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to request a printed copy by mail or electronically may be found on the Notice and on the website referred to in the Notice, including an option to request paper copies on an ongoing basis. We intend to make this Proxy Statement available on the Internet at http://www.monolithicpower.com, and to mail the Notice or other proxy materials, as applicable, on or about April 30, 2025 to stockholders of record at the close of business on April 16, 2025 (the “Record Date”).

Record Date and Outstanding Shares

Only stockholders of record at the close of business on the Record Date are entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof. These stockholders are entitled to cast one vote for each share of Common Stock held as of the Record Date on all matters properly submitted for the vote of stockholders at the Annual Meeting. On the Record Date, 47,877,352 shares of Common Stock were issued and outstanding. No shares of Preferred Stock were issued and outstanding. For information regarding security ownership by management, directors, and beneficial owners of more than 5% of the Common Stock, see “Security Ownership of Certain Beneficial Owners and Management.”

Procedure for Submitting Stockholder Proposals and Director Nominations

Requirements for stockholder proposals to be considered for inclusion in our proxy materials. Proposals of stockholders which are to be presented by such stockholders at our 2026 annual meeting of stockholders must meet the stockholder proposal requirements contained in Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such proposals must be received by us no later than December 31, 2025 in order to be included in the proxy statement relating to that meeting. We received one stockholder proposal prior to the deadline for the Annual Meeting.

Requirements for director nominations to be considered for inclusion in our proxy materials. Pursuant to the proxy access provisions of our Amended and Restated Bylaws (the “Bylaws”), an eligible stockholder, or a group of up to 20 stockholders, who has held at least 3% of our Common Stock continuously for at least three years may nominate one director and have that nominee included in our proxy materials. To be timely for the 2026 annual meeting of stockholders, notice of proxy access director nominations must be received by us between December 31, 2025 and January 30, 2026. In addition, the notice must set forth the information required by our Bylaws with respect to each director nomination that a stockholder intends to present at the 2026 annual meeting of stockholders.

In addition to satisfying the requirements under our Bylaws, stockholders who intend to solicit proxies in support of director nominees, other than our nominees, must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act to comply with the universal proxy rules, which notice must be postmarked or transmitted electronically to us at our principal executive offices no later than April 13, 2026. However, if the date of the 2026 annual meeting of stockholders is changed by more than 30 calendar days from the anniversary date of the Annual Meeting, then notice must be provided by the later of 60 calendar days prior to the date of the 2026 annual meeting of stockholders or the 10th calendar day following the day on which public announcement of the date of the 2026 annual meeting of stockholders is first made by us.

Requirements for stockholder proposals to be brought before an annual meeting but not included in our proxy materials. If a stockholder wishes to present a proposal at our 2026 annual meeting of stockholders, and the proposal is not intended to be included in our proxy statement relating to that meeting, the stockholder must give advance notice to us prior to the deadline for such meeting. To be timely for the 2026 annual meeting of stockholders, notice of proposed business must be received by us between December 31, 2025 and January 30, 2026. However, in the event the date of the 2026 annual meeting of stockholders is changed by more than 30 days from the anniversary date of the Annual Meeting, notice by the stockholder to be timely must be so received not later than the close of business on the later of 90 calendar days in advance of the 2026 annual meeting of stockholders and 10 calendar days following the date on which public announcement of the date of the 2026 annual meeting of stockholders is first made. In addition, the notice must set forth the information required by our Bylaws with respect to each proposal that a stockholder intends to present at the 2026 annual meeting of stockholders.

All proposals described above must be submitted to our Corporate Secretary using the methods outlined in “Stockholder Communications.”

Annual Meeting Attendance

Attendance:

The Annual Meeting will be held solely by remote communication. You will not be able to attend the Annual Meeting in person. The Annual Meeting can be accessed at http://meetnow.global/MKQZQ9L. We encourage you to access the Annual Meeting ten minutes prior to the start time.

Stockholders as of the close of business on the Record Date who duly registered to attend the Annual Meeting will be able to listen to the webcast, vote their shares and submit questions during the virtual meeting. You must have your 15-digit control number to join the event. Questions pertinent to meeting matters and that are submitted in accordance with our rules of conduct for the Annual Meeting will be answered during the meeting, subject to applicable time constraints.

Alternatively, you may join the meeting as a guest and listen to the webcast without advance registration. As a guest, you will not be able to vote or submit questions during the meeting.

Registration Process:

Stockholders of record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A. (“Computershare”), you are considered, with respect to those shares, the stockholder of record. As a stockholder of record, you are already registered for the virtual meeting and will be able to listen to the webcast, vote and submit questions during the meeting.

Beneficial owners. If you hold your shares through a broker, bank, trust or other nominee, you must register in advance in order to vote and submit questions during the virtual meeting. To register in advance, you must obtain a legal proxy from the broker, bank, trust or other nominee that holds your shares giving you the right to vote the shares. You must submit proof of the legal proxy reflecting our holdings, along with your name and email address to Computershare. Requests for registration must be labeled as “Monolithic Power Systems Legal Proxy” and be received no later than 5:00 p.m., Pacific Time, on June 6, 2025. You will receive a confirmation of your registration by email after we receive your registration materials. Requests for registration can be made in the following methods:

By e-mail:	legalproxy@computershare.com
By mail:	Computershare
Monolithic Power Systems Legal Proxy
P.O. Box 43001
Providence, RI 02940-3001

Voting

Voting prior to the Annual Meeting. If you are the record holder of your stock, you have three options for submitting your votes prior to the Annual Meeting:

●	by following the instructions for Internet voting printed on the Notice or your proxy card;

●	by using the telephone number printed on your proxy card; or

●	by completing the enclosed proxy card, signing and dating it and mailing it in the enclosed postage-prepaid envelope.

If you have Internet access, we encourage you to record your vote on the Internet. It is convenient, and it saves us significant postage and processing costs. In addition, when voting over the Internet or by telephone prior to the meeting date, your vote is recorded immediately, and there is no risk that postal delays will cause your vote to arrive late, and therefore not be counted. All shares entitled to vote and represented by properly executed proxy cards or properly granted proxies submitted electronically over the Internet or telephone received prior to the Annual Meeting, and not revoked, will be voted at the Annual Meeting in accordance with the instructions provided.  If no instructions are indicated, the shares represented by that proxy will be voted as recommended by the Board. If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named as proxies and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. We do not currently anticipate that any matters other than the proposals described herein will be raised at the Annual Meeting.  If your shares are held in a stock brokerage account or by a bank, trust or other nominee, you will receive a notice from your broker, bank, trust or other nominee that includes instructions on how to vote your shares. Your broker, bank, trust or other nominee will allow you to deliver your voting instructions over the Internet and may also permit you to submit your voting instructions by telephone.

YOUR VOTE IS IMPORTANT.  You should submit your proxy even if you plan to attend the Annual Meeting.

Voting by attending the Annual Meeting. The Annual Meeting will be a virtual meeting. Stockholders of record and beneficial owners as of the close of business on the Record Date who duly registered to attend the Annual Meeting will be able to listen to the webcast and vote their shares during the virtual meeting. Please follow the instructions carefully on how to access and attend the virtual meeting, and vote in “Annual Meeting Attendance.”

Any previous votes that were submitted by the stockholder, whether by Internet, telephone or mail, will be superseded by the vote such stockholder casts at the Annual Meeting.

Changing vote; Revocability of proxy. Any proxy given by a stockholder of record pursuant to this solicitation may be revoked by the person giving it at any time before it is voted at the Annual Meeting. Proxies submitted by stockholders of record may be revoked by:

●	filing a written notice of revocation bearing a later date than the previously submitted proxy which is received by our Corporate Secretary at or before the taking of the vote at the Annual Meeting;

●	duly executing a later dated proxy relating to the same shares and delivering it to our Corporate Secretary at or before the taking of the vote at the Annual Meeting;

●	submitting another proxy by telephone or via the Internet (your latest telephone or Internet voting instructions are followed); or

●	virtually attending and voting at the Annual Meeting (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a previously submitted proxy).

Any written notice of revocation or subsequent proxy card must be received by our Corporate Secretary prior to the taking of the vote at the Annual Meeting. Such written notice of revocation or subsequent proxy card must be submitted using the methods outlined in “Stockholder Communications.”

If you hold your shares through a broker, bank, trust or other nominee, you may change your vote by submitting new voting instructions to your broker, bank, trust or other nominee.

No Right of Appraisal

Neither Delaware law nor our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) provide for appraisal or other similar rights for dissenting stockholders in connection with any of the proposals to be voted upon at the Annual Meeting. Accordingly, our stockholders will have no right to dissent and obtain payment for their shares.

Expenses of Solicitation

We will bear all expenses of this solicitation, including the cost of preparing and mailing this solicitation material. We may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners of Common Stock for their reasonable expenses in forwarding solicitation material to such beneficial owners.  Our directors, officers and employees may also solicit proxies in person or by telephone, letter, e-mail or other means of communication. Such directors, officers and employees will not be additionally compensated, but they may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. We have engaged the services of a professional proxy solicitation firm to aid in the solicitation of proxies from certain brokers, bank nominees and other institutional owners. We expect our costs for such services would be approximately $25,000.

Quorum, Required Votes, Abstentions and Broker Non-Votes

Holders of a majority of the outstanding shares entitled to vote must be present at the Annual Meeting in order to have the required quorum for the transaction of business.  Stockholders are counted as present at the Annual Meeting if they: (1) are duly registered to attend and vote their shares at the Annual Meeting, or (2) have properly submitted a proxy card by mail or voted by telephone or by using the Internet.  If the shares present at the Annual Meeting do not constitute the required quorum, the Annual Meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.

The required votes to approve the proposals to be considered at this Annual Meeting are as follows:

●

The affirmative vote of a plurality of the votes duly cast is required for the election of directors. As further described in Proposal One below, any nominee for director who receives a greater number of votes “Withheld” from his or her election than votes “For” his or her election will promptly tender his or her resignation to the Board following certification of the election results for the Board’s consideration.

●

The affirmative vote of a majority of the shares of Common Stock entitled to vote thereon which are present in person by virtual attendance at the Annual Meeting or represented by proxy at the Annual Meeting is required to ratify the appointment of Ernst & Young LLP (“EY”) as our independent registered public accounting firm. While this vote is advisory and not binding on us or our Audit Committee, the Audit Committee intends to take into account the outcome of the vote when considering the appointment of EY.

●

The affirmative vote of a majority of the shares of Common Stock entitled to vote thereon which are present in person by virtual attendance at the Annual Meeting or represented by proxy at the Annual Meeting is required to approve, on an advisory basis, the compensation of our named executive officers. While this vote is advisory and not binding on us or our Board, the Board and the Compensation Committee intend to take into account the outcome of the vote when considering future executive compensation arrangements.

●

The affirmative vote of a majority of the shares of Common Stock entitled to vote thereon is required to approve the management proposal to amend and restate our Certificate of Incorporation to declassify our Board.

●

The affirmative vote of a majority of the shares of Common Stock entitled to vote thereon which are present in person by virtual attendance at the Annual Meeting or represented by proxy at the Annual Meeting is required to approve, on an advisory basis, the stockholder proposal to give shareholders the ability to call for a special shareholder meeting. While this vote is advisory and not binding on us or our Board, the Board intends to take into account the outcome of the vote when considering the requirements to call a special meeting.

Under the General Corporation Law of the State of Delaware, both abstaining votes and broker non-votes are counted as present and entitled to vote and are, therefore, included for purposes of determining whether a quorum is present at the Annual Meeting. An abstaining vote is not counted as a vote cast for the election of directors, but has the same effect as a vote cast against each of the other proposals requiring approval by a majority of the shares of stock entitled to vote thereon which are present in person by virtual attendance at the Annual Meeting or represented by proxy at the Annual Meeting. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. A broker non-vote will have no effect on the outcome of the proposals, except for the proposal to amend and restate our Certificate of Incorporation to declassify our Board, where broker non-votes will have the same effect as a vote against the proposal. For purposes of ratifying our independent registered public accounting firm, brokers have discretionary authority to vote.

Stockholder List

A list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder for any purpose germane to the Annual Meeting during ordinary business hours at: 5808 Lake Washington Blvd. NE, Kirkland, Washington 98033 for the ten days prior to the Annual Meeting, and will be open to the examination of any stockholder of the Company during the whole time of the Annual Meeting at http://meetnow.global/MKQZQ9L.

Householding of Proxy Materials

Under the "householding" procedure approved by the SEC, we will deliver a single copy of the Notice and, if applicable, our printed proxy materials to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. This process reduces our printing costs, mailing costs and fees. Once you have received notice from your broker that they will be householding communications to your address, this process will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding, please notify your broker or direct your written request to: 5808 Lake Washington Blvd. NE, Kirkland, WA 98033, Attention: Corporate Secretary. A separate copy of the Notice and, if applicable, our proxy materials will be delivered promptly in response to any such request. Stockholders who currently receive multiple copies of the Notice and, if applicable, our proxy materials at their address and would like to request householding should contact their brokers.

PROPOSAL ONE

ELECTION OF DIRECTORS

Board Structure and Nominees

The Board currently consists of seven members. Under our Certificate of Incorporation and Bylaws, the Board has the authority to set the number of directors from time to time by resolution. In addition, our Certificate of Incorporation provides for a classified Board consisting of three classes of directors, each serving staggered three-year terms. As a result, a portion of the Board will be elected each year for three-year terms.

In response to feedback from our stockholders, on March 26, 2025, the Board unanimously approved, and recommended that our stockholders approve at the Annual Meeting, an amendment and restatement of our Certificate of Incorporation to declassify the Board such that: (1) each class of directors will have one more election in which it is elected for a three-year term at our 2025, 2026 and 2027 annual meetings of stockholders; (2) at the 2028 annual meeting of stockholders, the Class III directors will be elected to a two-year term; (3) at the 2029 annual meeting of stockholders, the Class I directors will be elected to a one-year term; and (4) commencing with the 2030 annual meeting of stockholders, the classified Board will fully terminate and all directors will be elected to one-year terms at each annual meeting of stockholders. See “Proposal Four” for further discussion.

Three Class III directors are to be elected to the Board at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Board’s nominees, Herbert Chang, Michael Hsing and Carintia Martinez. Mr. Chang, Mr. Hsing and Ms. Martinez are standing for re-election to the Board. Each person nominated for election has agreed to serve if elected, and the Board has no reason to believe that any nominee will be unavailable or will decline to serve. In the event, however, that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who is designated by the current Board to fill the vacancy. The term of office of each person elected as a Class III director will continue for three years or until his or her successor has been duly elected and qualified.  If elected, the term for Mr. Chang, Mr. Hsing and Ms. Martinez will expire at the 2028 annual meeting of stockholders.

Our directors are elected by a “plurality” vote. The nominees for each of the three Board seats to be voted on at the Annual Meeting receiving the greatest number of votes cast will be elected. Abstentions and shares held by brokers that are not voted in the election of directors will have no effect. In addition, we have adopted a corporate governance policy requiring each director nominee to submit a resignation letter if more “Withheld” than “For” votes are received. See “Director Voting Policy” for more details on this policy.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ELECTION TO THE BOARD OF EACH OF THE PROPOSED NOMINEES.

Information Regarding Nominees and Other Directors

The following table summarizes certain information regarding the nominees and other directors:

Name	Age	Director Since	Principal Role
Michael Hsing	65	1997	Chairman of the Board, President and Chief Executive Officer / Nominee
Herbert Chang (1)(2)	63	1999	Lead Independent Director / Nominee
Eugen Elmiger (1)(3)	61	2012	Director
Victor K. Lee (2)	68	2006	Director
Carintia Martinez (3)	59	2021	Director / Nominee
Eileen Wynne (2)	59	2023	Director
Jeff Zhou (1)(2)	70	2010	Director

(1)	Member of the Compensation Committee.
(2)	Member of the Audit Committee.
(3)	Member of the Nominating and Corporate Governance (“NCG”) Committee.

In October 2024, Mr. James C. Moyer, a Class I director, retired and resigned from the Board. To achieve a more equal balance of membership among the classes of directors as a result of Mr. Moyer’s resignation, the Board reduced the total number of authorized Class II directors to two and increased the total number of authorized Class I directors to two. Concurrent therewith, the Board accepted Mr. Jeff Zhou’s resignation as a Class II director and immediately appointed Mr. Zhou as a Class I director.

Nominees for Class III Directors Whose Term Will Expire in 2025

Michael Hsing has served on our Board and as our President and Chief Executive Officer since founding MPS in August 1997. Prior to founding MPS, Mr. Hsing was a Senior Silicon Technology Developer at several analog integrated circuits (“IC”) companies, where he developed and patented key technologies, which set new standards in the power electronics industry. Mr. Hsing is an inventor on numerous patents related to the process development of bipolar mixed-signal semiconductor manufacturing. Mr. Hsing holds a B.S.E.E. from the University of Florida.

Herbert Chang has served on our Board since September 1999. Mr. Chang is currently the general partner of GrowStar Partners Group Limited, which position he has held since July 2007. Mr. Chang is a venture capitalist and focuses on investing in companies in the semiconductor, telecommunications, networking, software and Internet industries. Mr. Chang serves on the board of directors of a number of private companies and a TWSE-listed company. Mr. Chang received a B.S. in geology from National Taiwan University and an M.B.A. from National Chiao Tung University in Taiwan.

Carintia Martinez has served on our Board since May 2021. Ms. Martinez currently serves as Chief Digital Information Officer of Automotive Cells Company, a developer of battery technology for electric vehicles, which position she has held since February 2025. From January 2024 to January 2025, Ms. Martinez served as Chief Information Officer of IHS Towers, a provider of shared communications infrastructure. From January 2018 to May 2023, Ms. Martinez served as Vice President, Chief Information Officer of Thales Alenia Space, a European aerospace manufacturer specializing in satellite systems. From February 2008 to December 2017, Ms. Martinez held various senior positions, including Vice President of Renault-Nissan Alliance Quality and Vice President of Information Systems for Marketing and Sales, at Renault Group, a French automobile manufacturer. Ms. Martinez holds a master’s degree in Architecture and City Planning from Pontificia Universidade Catolica do Parana in Brazil, a master’s degree in Project Management from Université de Technologie de Compiègne in France, and a master’s degree in Urban Planning from Université Paris XII - Val de Marne and Ecole Nationale des Ponts et Chaussées in France.

Incumbent Class I Directors Whose Terms Will Expire in 2026

Victor K. Lee has served on our Board since September 2006. Mr. Lee was a member of the board of directors at MoSys, Inc., a fabless semiconductor company, from June 2012 to June 2016. Mr. Lee served as Chief Financial Officer of Ambarella, Inc., a fabless semiconductor company, from August 2007 to March 2011. Mr. Lee holds a B.S. in Industrial Engineering and Operations Research and an M.B.A. from the University of California, Berkeley.

Jeff Zhou has served on our Board since February 2010. Dr. Zhou is a retired business executive. Before his retirement, Dr. Zhou served as Executive Vice Chairman of MiaSolé, a developer of thin film solar technology, which position he held from 2018 to 2019. Dr. Zhou served as Chief Executive Officer of MiaSolé from 2013 to 2018. Dr. Zhou holds a Ph.D. degree in Electrical Engineering from the University of Florida.

Incumbent Class II Directors Whose Term Will Expire in 2027

Eugen Elmiger has served on our Board since October 2012. Mr. Elmiger currently serves as Chief Executive Officer of maxon Group, a leading advanced motion company, which position he has held since January 2011. Mr. Elmiger currently serves on the board of directors of Kardex, a global leader in automated storage solutions and material handling systems. Mr. Elmiger holds a B.S. in Electrical Engineering from the Lucerne (Horw) University of Applied Science and Art.

Eileen Wynne has served on our Board since February 2023. Ms. Wynne served as interim Chief Financial Officer of IDEX Biometrics ASA (“IDEX”), a provider of fingerprint identification technologies, from August 2022 to September 2023, and supported IDEX on a consulting basis from December 2020 to June 2024. From November 1999 to June 2019, Ms. Wynne held various managerial and senior roles at Analog Devices, Inc., a global semiconductor company, including Vice President and Chief Accounting Officer from May 2013 to June 2019, and interim Chief Financial Officer from March 2017 to September 2017. Ms. Wynne holds a B.A. in Financial Economics from St. Anselm College and an M.S. in Accounting from Bentley University. Ms. Wynne is an active Certified Public Accountant.

There is no family relationship among any of our executive officers, directors and nominees.

Director Independence

At least annually, the NCG Committee reviews the independence of each non-employee director and makes recommendations to the Board, and the Board affirmatively determines whether each director qualifies as independent. Each director must keep the NCG Committee fully and promptly informed as to any development that may affect the director’s independence. The Board has determined that Herbert Chang, Eugen Elmiger, Victor K. Lee, Carintia Martinez, Eileen Wynne and Jeff Zhou are “independent” under the applicable listing standards of The NASDAQ Stock Market.

Director Skills and Qualifications

Our Board includes seven members who are well-qualified to serve on the Board and represent our stockholders’ best interests. Our Board consists of directors who have the following characteristics:

●	Are seasoned executive leaders with strong corporate governance experience;

●	Possess a professional background that would enable the development of a deep understanding of our global business and operations;

●	Have strong interests in innovation and emerging technologies;

●	Have skills or experience in risk management and cybersecurity;

●	Have the ability to embrace our values and culture;

●	Are independent thinkers and work well together;

●	Have high ethical standards;

●	Possess sound business judgment and acumen; and

●	Are willing to commit their time and resources necessary for the Board to effectively fulfill its responsibilities.

We believe that each of the directors possesses these attributes. In addition, the directors bring to the Board a breadth of experience, including extensive financial and accounting expertise, public company board experience, knowledge of the semiconductor business and related technologies, broad global business experience, extensive operational and strategic planning experience, and the ability to assess and manage business risks, including risks related to cybersecurity, information security and artificial intelligence (“AI”), in complex, high-growth global companies. The Board and the NCG Committee believe the skills, qualities, attributes, experience and a mix of backgrounds of our directors provide us with a broad range of perspectives to effectively address our evolving needs and represent the best interests of our stockholders.

The following table highlights the specific key qualifications, business skills, experience and attributes that each of the directors brings to the Board:

	Michael Hsing	Herbert Chang	Eugen Elmiger	Victor K. Lee	Carintia Martinez	Eileen Wynne	Jeff Zhou
Executive leadership	●	●	●	●	●	●	●
Corporate governance	●	●	●	●	●	●	●
Global business and operations	●	●	●	●	●	●	●
Innovation and technologies	●	●	●	●	●	●	●
Risk management	●	●	●	●	●	●	●
Cybersecurity	●	●	●		●		●
Finance and accounting expertise	●	●	●	●		●	●
Human capital management	●	●	●	●	●	●	●

Michael Hsing

Mr. Hsing, founder of MPS, is a visionary in power management technology as well as a strong leader, motivator and successful entrepreneur. Mr. Hsing provides the Board with valuable insight into management’s perspective with respect to our operations, and provides the Board with the most comprehensive view of our operational history. Under his leadership, we have experienced significant revenue growth and profitability. Since our initial public offering in 2004, stockholder value measured by market capitalization has increased significantly. Having worked in the semiconductor industry for over 40 years, Mr. Hsing’s vision, insight and experience enable him to understand and expand the markets we serve, control costs effectively, assess and manage business risks, including risks related to information technology, AI, cybersecurity and supply chain, and enhance our technology advantages for our products, which have helped fuel our growth and created value for our stockholders. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Mr. Hsing should serve as a director of MPS.

Herbert Chang

Mr. Chang has been a member of the Board since 1999, which gives him significant knowledge of our business and history. We also continue to benefit from the broad experience gained by Mr. Chang through his numerous successful investments in both public and private high-technology companies. Mr. Chang has served on several boards of the companies in which he has invested, which has given him significant leadership skills, risk management, corporate governance and oversight experience. In addition, through these board and investor responsibilities, as well as his tenure on the Board, Mr. Chang has developed a deep knowledge of our industry, our operations, and the accompanying complex financial transactions and controls necessary for us to succeed. Mr. Chang’s financial expertise has also helped the Board analyze significant complex financial transactions that we have considered from time to time. Mr. Chang also has important international experience based on his educational background and work experience in the countries where we do business. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Mr. Chang should serve as a director of MPS.

Eugen Elmiger

Mr. Elmiger is a seasoned business executive with over 30 years of experience, including extensive international marketing, sales and product management expertise, executive board experience, knowledge of high-tech component business and technology, and operational and strategic planning experience, including the oversight of information technology, AI and cybersecurity, in complex, high-growth global companies. This experience allows him to contribute his valuable executive leadership talent, risk management and understanding of international business to Board deliberations and oversight duties. His industrial, medical and automotive background is a valuable asset to the Board as we expand our business in these markets. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Mr. Elmiger should serve as a director of MPS.

Victor K. Lee

Mr. Lee is an audit committee financial expert on the Audit Committee of the Board. He has been the Chief Financial Officer at several public and private companies, and has worked in the semiconductor industry for over 40 years. Mr. Lee is familiar with not only the inner workings of the semiconductor industry, but also has intimate knowledge of the financial issues and business risks that semiconductor companies often face. His experience has allowed him to understand the broad issues, in particular those affecting the financial and accounting aspects of our business, that the Board must consider and to make sound recommendations to management and decisions by the Board. Mr. Lee also provides the Board with valuable insight into financial management, risk management, internal controls, disclosure issues and tax matters relevant to our business. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Mr. Lee should serve as a director of MPS.

Carintia Martinez

Ms. Martinez brings to the Board a diverse background with more than 30 years of information systems and technology experience, including serving as Chief Information Officer in high-growth, multinational companies in the telecommunications, aerospace and automotive industries. The Board believes that Ms. Martinez’s valuable executive leadership talent, risk management experience, including the oversight of information technology, AI and cybersecurity, diverse background, and understanding of complex international business issues allow her to bring new perspectives, ideas and outlooks to the Board. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Ms. Martinez should serve as a director of MPS.

Eileen Wynne

Ms. Wynne is an audit committee financial expert on the Audit Committee of the Board. Ms. Wynne brings to the Board a diverse background with finance, operational and risk management experience in high-growth, multinational companies. Ms. Wynne has been the Chief Accounting Officer at a global semiconductor company and has worked in the semiconductor industry for 20 years. Ms. Wynne is familiar with not only the inner workings of the semiconductor industry, but also has intimate knowledge of the financial and accounting issues and business risks that semiconductor companies often face. The Board believes that Ms. Wynne’s valuable executive leadership talent, financial oversight expertise, and understanding of complex international business and manufacturing issues in the semiconductor sector allow her to bring new perspectives, ideas and outlooks to the Board. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Ms. Wynne should serve as a director of MPS.

Jeff Zhou

Dr. Zhou is a senior business executive with over 40 years of industry experience at large, multinational corporations with global footprints. Dr. Zhou has an extensive background in the global manufacturing, electronics and renewable energy industry. This experience allows him to contribute his valuable executive leadership talent, risk management skills, including the oversight of information technology, AI and cybersecurity, and understanding of international business to Board deliberations and oversight duties. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Dr. Zhou should serve as a director of MPS.

Board Leadership Structure

The Board currently consists of seven members, six of which the Board has determined are independent.

Leadership Structure. Our current leadership structure and governing documents permit the roles of Chairman and Chief Executive Officer to be filled by the same or different individuals. Should the Board determine that it remains in the best interests of MPS and its stockholders that the Chief Executive Officer serve as Chairman, the independent members of the Board then elect a Lead Independent Director.

The Board has currently determined that it is in the best interests of MPS and its stockholders to have Michael Hsing, our President and Chief Executive Officer, serve as Chairman, coupled with an active Lead Independent Director. As such, Mr. Hsing holds the position of Chairman, President and Chief Executive Officer, and the Board has designated one of the independent directors, Mr. Chang, as the Lead Independent Director. Our Lead Independent Director is appointed by the Board on an annual basis. The Board believes our leadership structure, with its strong emphasis on Board independence, an active Lead Independent Director, and strong Board and committee involvement, provides sound and robust oversight of management, and provides a counterbalance to the management perspective provided by Mr. Hsing during Board deliberations.

The Board considers and discusses the Board leadership structure every year. As part of this evaluation process, the Board reviews its leadership structure and whether combining or separating the roles of Chairman and CEO is in the best interests of MPS and our stockholders. The Board also considers:

●	The effectiveness of the policies, practices and people in place at MPS to help ensure strong, independent Board oversight;

●	MPS’s performance and the effect the leadership structure could have on its performance;

●	The Board’s performance and the effect the leadership structure could have on the Board’s performance;

●	The Chairman’s performance in the role;

●	The views of MPS’s stockholders; and

●	The practices at other companies and trends in governance.

While we recognize that different board leadership structures may be appropriate for different companies, we believe that our current Board leadership structure is optimal for us. Our leadership structure demonstrates to our employees, suppliers, customers, stockholders and other stakeholders that we are governed by strong, balanced leadership, with a single person setting the tone and consistent message for the Board and management and having primary responsibility for managing our day-to-day operations, with appropriate oversight and direction from our Lead Independent Director and other independent directors. This message is increasingly important as we continue to seek to achieve success through new product releases and business growth. We also believe that our leadership structure sends the message that we value strong, independent oversight of our management operations and decisions in the form of our Lead Independent Director and other independent directors. Further, having a single leader for both MPS and the Board eliminates the potential for strategic misalignment or duplication of efforts, and provides clear leadership for us.

Benefits of Combined Leadership Structure. The Board believes that MPS and our stockholders have been best served by having Mr. Hsing in the role of Chairman and Chief Executive Officer for the following reasons:

●	Mr. Hsing is most familiar with our business and the unique challenges we face. Mr. Hsing’s day-to-day insight into our challenges facilitates timely deliberation by the Board of important matters;

●

Mr. Hsing has and will continue to identify agenda items and lead effective discussions on the important matters affecting us. Mr. Hsing’s knowledge and extensive experience regarding our operations and the highly competitive semiconductor industry in which we compete position him to identify and prioritize matters for Board review and deliberation;

●

As Chairman and Chief Executive Officer, Mr. Hsing serves as an important bridge between the Board and management and provides critical leadership for carrying out our strategic initiatives and confronting our challenges. The Board believes that Mr. Hsing brings a unique, stockholder-focused insight to assist MPS to most effectively execute its strategy and business plans in the best interests of our stockholders;

●

The strength and effectiveness of the communications between Mr. Hsing, as our Chairman, and Mr. Chang, as our Lead Independent Director, as well as our other independent directors, result in comprehensive Board oversight of the issues, plans and prospects of MPS; and

●

This leadership structure provides the Board with more complete and timely information about MPS, a unified structure and consistent leadership direction internally and externally and provides a collaborative and collegial environment for Board decision making.

Lead Independent Director Responsibilities. As the Lead Independent Director, Mr. Chang’s primary roles and responsibilities include:

●	Reviewing meeting agendas;

●	Reviewing schedules and information sent to the Board;

●	Retaining independent advisors on behalf of the Board, or committees, as the Board may determine is necessary or appropriate;

●	Assuring that there is sufficient time for discussion of all meeting agenda items;

●	Consulting and communicating with independent directors and with the Chief Executive Officer/Chairman of the Board, as appropriate;

●	Performing such other functions as the independent directors may designate from time to time;

●	Presiding at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors; and

●	Calling and leading meetings of independent directors.

Our independent directors meet in executive session during a portion of regularly scheduled Board or committee meetings, and otherwise as needed. Our Lead Independent Director presides over meetings of our independent directors and we believe that these meetings help to ensure an appropriate level of independent scrutiny of the functioning of MPS and the Board.

Annual Board and Committee Evaluations

Our Board recognizes that conducting constructive annual performance evaluations of the Board, the Board committees and our directors is an essential part of sound corporate governance practices and board effectiveness. Prior to 2024, the Board had an informal annual Board evaluation process. Based on feedback received from our stockholders, the Board adopted a formal annual evaluation process in 2024 that is intended to: (i) determine whether the Board, its committees, and the directors are working cohesively and effectively, (ii) measure individual director performance, and (iii) provide an opportunity to identify, and act on, areas for improvement. Apart from the annual formal evaluation, directors are also encouraged to provide ongoing feedback to our Lead Independent Director and/or the Chairperson of the NCG Committee.

The annual Board evaluation process generally involves the following steps:

●	Planning and Oversight

The NCG Committee is responsible for overseeing the annual Board, committee and director evaluation process and determining the scope of, and best approach to, the evaluation. Incorporating input from our stockholders throughout the year, the NCG Committee develops questions and a list of concepts designed to cover a wide range of Board, committee, governance and individual director performance topics.

●	Interviews and Evaluations

To maintain objective perspectives and allow for more candid discussions, the NCG Committee appoints an outside law firm to conduct detailed one-on-one interviews with individual directors, which incorporate, but are not limited to, the questions and concepts developed by the NCG Committee. These discussions and the results of the evaluation are anonymous to promote candor and openness throughout the process. The primary responsibility of the outside law firm is to facilitate the process, collect feedback, analyze and report the results, offer insight regarding best governance practices, and provide recommendations to the NCG Committee.

●	Assessment of Results

Following the completion of the interviews and synthesis of the feedback, the outside law firm discusses the results with the independent members of the Board or the NCG Committee and our Lead Independent Director, and where appropriate, our General Counsel and Corporate Secretary. These results allow the NCG Committee to assess the strength of the Board, its committees and each individual director, and areas of potential improvement. The NCG Committee reports the results to the full Board in executive session and recommends actions where appropriate (described further below).

●	Action Plans

Based on the results of the evaluation and the recommendations of the NCG Committee, and taking into consideration the recommendations of the outside law firm, the Board determines whether to implement changes or updates to the policies, procedures and practices of the Board or any committee, as well as any suggestions or actions regarding individual director performance. If warranted, the Board would direct the NCG Committee to create an action plan to incorporate changes and provide status updates in subsequent Board meetings.

For example, in response to the annual evaluation conducted in February 2024, the Board rotated the Chairpersons of both the NCG Committee and the Compensation Committee in June 2024, bringing fresh insights to these leadership roles. The new Chairpersons, Ms. Carintia Martinez (NCG committee) and Mr. Eugen Elmiger (Compensation Committee), are each seasoned senior executives in multi-national companies with extensive experience in operations, corporate governance, cybersecurity and risk management. In March 2025, Ms. Eileen Wynne, who has 20 years of experience in finance, accounting and risk management in the semiconductor industry, was appointed as the Chairperson of the Audit Committee.

Board Tenure

In October 2024, Mr. James C. Moyer, our longest-serving director other than Mr. Hsing, retired from the Board. Mr. Moyer was our Chief Design Engineer for 18 years with technical expertise in the semiconductor industry. His tenure brought valuable insights and guidance to the Board regarding our long-term strategy and business approach on our highly complex analog products over the years.

Currently, the average tenure of our independent Board members is approximately 13 years. Our Board consists of a mix of longer-term directors and two directors who have joined our Board since 2021. The Board believes that this mix of tenures promotes an appropriate balance of experiences and allows the Board to benefit from both directors with extensive understanding and institutional knowledge of our business and recently appointed directors with new viewpoints and perspectives.

Board Meetings and Committees

The Board held a total of four meetings during 2024, and all directors attended at least 75% of the meetings of the Board and the committees upon which such director served.

Audit Committee. The Board has a separately designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act, which currently consists of four members: Herbert Chang, Victor K. Lee, Eileen Wynne and Jeff Zhou. Mr. Lee served as the chair of the Audit Committee until March 3, 2025. Ms. Wynne was appointed to serve as the new chair of the Audit Committee, effective March 3, 2025. The primary responsibilities of the Audit Committee are to:

●	Provide oversight of our accounting and financial reporting processes and the audit of our financial statements;

●	Appoint the independent registered public accounting firm to audit our financial statements;

●

Assist the Board in the oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications, independence and performance, and our internal accounting and financial controls; and

●	Provide to the Board such information and materials as it may deem necessary to make the Board aware of financial matters requiring the attention of the Board.

The Board has determined that Mr. Lee and Ms. Wynne are “audit committee financial experts,” as defined under the rules of the SEC, and all members of the Audit Committee are “independent” in accordance with the applicable SEC regulations and the applicable listing standards of NASDAQ and are financially literate. The Audit Committee held five meetings during 2024. The Audit Committee acts pursuant to a written charter adopted by the Board, which is available in the “Investor Relations – Corporate Governance” section of our website at http://www.monolithicpower.com.

Compensation Committee. The Board has designated a Compensation Committee consisting of three members: Herbert Chang, Eugen Elmiger and Jeff Zhou. Mr. Elmiger is the chair of the Compensation Committee. The primary responsibilities of the Compensation Committee are to:

●	Provide oversight of our compensation policies, plans and benefits programs;

●	Assist the Board in the oversight of the compensation of the executive officers, and evaluation and approval of the executive officer compensation plans, policies and programs;

●	Assist the Board in administering our equity compensation plans; and

●

Provide oversight of our practices and compliance efforts with respect to executive compensation policies and programs, as well as human capital management, under our environmental, social and governance (“ESG”) initiatives.

Subject to applicable law, the Compensation Committee may form and delegate authority to subcommittees when appropriate, and may delegate certain equity grant and equity administration authority under our equity plans to one or more of our officers or to committees of the Board or subcommittees of the Compensation Committee. All members of the Compensation Committee are “independent” in accordance with the applicable listing standards of NASDAQ. The Compensation Committee held four meetings during 2024. The Compensation Committee acts pursuant to a written charter adopted by the Board, which is available in the “Investor Relations – Corporate Governance” section of our website at http://www.monolithicpower.com.

NCG Committee. The Board has designated an NCG Committee consisting of two members: Eugen Elmiger and Carintia Martinez. Ms. Martinez is the chair of the NCG Committee. The primary responsibilities of the NCG Committee are to:

●	Review the composition and qualifications of the Board, recommend director nominees for the selection of the Board, and evaluate director compensation;

●	Review the composition of committees of the Board and recommend persons to be members of such committees;

●	Develop overall governance guidelines and oversee the overall performance of the Board, including the annual Board evaluations;

●

Recommend to the Board whether to accept or reject a tendered director resignation, or take other action, in circumstances where a director receives a greater number of “Withheld” votes than “For” votes in an uncontested election of directors as set forth in the director voting policy adopted by the Board;

●	Provide oversight of our practices, policies, strategies and disclosures with respect to environmental sustainability issues, social initiatives and corporate governance; and

●	Provide oversight of our cybersecurity program, including policies, practices, internal controls and management of information security risks.

All members of the NCG Committee are “independent” in accordance with the applicable listing standards of NASDAQ. The NCG Committee held four meetings in 2024. The NCG Committee acts pursuant to a written charter adopted by the Board, which is available in the “Investor Relations – Corporate Governance” section of our website at http://www.monolithicpower.com.

The information contained on our website is not intended to be part of this Proxy Statement and is not incorporated by reference into this Proxy Statement.

Board Oversight of Risks

The Board is primarily responsible for the oversight of risks that could affect MPS. The Board believes that a fundamental part of risk management is understanding the risks that we face, monitoring these risks, and adopting appropriate controls and mitigation activities for such risks. We believe that the risk management areas that are critical to our long-term success primarily include product development, supply chain and quality, regulations and legal compliance, ESG, executive compensation programs, sales and promotions, and business development, as well as protection of our assets (financial, intellectual property and cybersecurity), all of which are managed by senior executive management reporting directly to our Chief Executive Officer. Our Board members have extensive experience in risk oversight arising from their current or prior experience as chief executive officers, chief financial officers, chief information officers, as well as other senior leadership positions or board members of other companies with responsibility for risk oversight obligations. As such, the Board believes that its members are qualified and experienced at identifying and addressing risk throughout our operations.

While the full Board has retained responsibility for general oversight of risk, the Board’s oversight is conducted principally through the committees of the Board. The Board satisfies its responsibility by requiring each committee chair to regularly report the committee’s considerations and actions, including risk oversight, as well as by requiring officers responsible for oversight of particular risks to submit regular reports. As these reports are submitted independent of review by Mr. Hsing, the Board believes that its leadership structure has no impact on the conduct of its risk oversight function other than to reinforce the involvement of the Board in ongoing management of MPS.

The following table outlines the specific risk oversight responsibilities of each committee:

Committee	Primary Areas of Risk Oversight
Audit

●   Oversee accounting policies and internal controls, and evaluate enterprise risks associated with financial reporting, accounting, auditing and tax matters.

●   Assess financial risks relating to our cash management and investment programs.

Compensation	● Assess risks related to our compensation programs and practices. ● Oversee risks related to human capital management.

NCG

●   Assess risks and compliance related to corporate governance matters, including our policies and principles, our Board structure, membership and independence, and stockholder rights.

●   Evaluate exposures and risks related to cybersecurity, data privacy and information technology security and controls.

●   Assess risks arising from other ESG initiatives, including climate-related risks.

Our senior management team, which conducts our day-to-day risk management, is responsible for assisting the Board and the committees with its risk oversight function. At its regularly scheduled meetings, the Board and the committees require officers responsible for oversight of particular risks to submit updates and reports on business matters including operational and ESG issues, financial results, cybersecurity and information security, and business outlook and strategy. These updates enable our Board and the committees to discuss enterprise risks with our senior management on a regular basis, including as a part of its annual strategic planning process and annual budget review.

In addition to requiring regular reporting from committees and officers, the Board also receives reports from third-party advisors in order to maintain oversight of risks that could affect us, including our independent auditors, outside counsel, compensation consultants and others. These advisors are consulted on a periodic basis, and as particular issues arise, in order to provide the Board and the committees with the benefit of independent expert advice and insights on specific risk-related matters.

We believe the division of risk management responsibilities described above is an effective approach for addressing the risks facing us and that the Board leadership structure supports this approach.

Nomination Process

The Board has adopted guidelines for the identification, evaluation and nomination of candidates for director. If the NCG Committee wishes to identify new independent director candidates for Board membership, it is authorized to retain and approve fees of third-party search firms to help identify prospective director nominees.  It is the practice of the Board that our Lead Independent Director interviews each Board candidate.

The NCG Committee focuses on skills, expertise or background that would complement the existing Board, recognizing that our businesses and operations are diverse and global in nature. While there are no specific minimum qualifications for director nominees, the ideal candidate should (a) exhibit independence, integrity, and qualifications that will increase overall Board effectiveness, and (b) meet other requirements as may be required by applicable rules, such as financial literacy or expertise for audit committee members.

The policy of the NCG Committee is to consider properly submitted stockholder nominations for candidates to serve on the Board. Stockholders who wish to nominate a candidate for election to the Board, including nominations using proxy access, must comply with the procedures set forth in our Bylaws. Refer to “Procedure for Submitting Stockholder Proposals and Director Nominations” for further details.

The NCG Committee uses the same process for evaluating all nominees, regardless of the original source of the nomination. After completing its review and evaluation of director candidates, the NCG Committee recommends to the Board the director nominees for selection.

Stockholder Communications

The Board has approved a Stockholder Communication Policy to provide a process by which stockholders may communicate directly with the Board or one or more of its members. You may contact any of our directors by writing to them using the following methods:

By e-mail:	corporate.secretary@monolithicpower.com
By mail:	Monolithic Power Systems, Inc. Attn: Corporate Secretary 5808 Lake Washington Blvd. NE Kirkland, WA 98033

Any stockholder communications to the Board will first go to the Corporate Secretary, who will log the date of receipt of the communication as well as the identity of the correspondent in our stockholder communications log. The Corporate Secretary will review, summarize and, if appropriate, draft a response to the communication in a timely manner. The Corporate Secretary will then forward copies of the stockholder communication to the Board member(s) (or specific Board member(s) if the communication is so addressed) for review, provided that such correspondence concerns the functions of the Board or its committees, or otherwise requires the attention of the Board or its members.

Attendance at Annual Meetings of Stockholders by the Board of Directors

We do not have a formal policy regarding attendance by members of the Board at our annual meetings of stockholders. In 2024, two Board members attended the Annual Meeting.

Code of Ethics and Business Conduct

We have adopted a Code of Ethics and Business Conduct, which is applicable to our directors and employees, including our principal executive officer, principal financial officer, principal accounting officer, controller or persons performing similar functions. The Code of Ethics and Business Conduct is available in the “Investor Relations – Corporate Governance” section of our website at http://www.monolithicpower.com. We will disclose on our website any amendment to the Code of Ethics and Business Conduct, as well as any waivers of the Code of Ethics and Business Conduct, that are required to be disclosed by the rules of the SEC or NASDAQ.

Policy on Hedging and Other Transactions

We have adopted a policy that prohibits our directors, officers (including our named executive officers), and other employees from engaging in hedging or monetization transactions with respect to our stock that they obtained through our plans or otherwise, without prior approval by our Chief Compliance Officer. We also prohibit our directors and officers (including our named executive officers) from engaging in any short sales of our stock. In addition, our directors and officers are prohibited at all times from holding our stock in a margin account and from pledging our stock as collateral. The policy is included in our Insider Trading Policy, which is available in the “Investor Relations – Corporate Governance” section of our website at http://www.monolithicpower.com.

Director Voting Policy

We have adopted a director voting policy, which can be found in the “Investor Relations – Corporate Governance” section of our website at http://www.monolithicpower.com. The policy establishes that any director nominee who receives more “Withheld” votes than “For” votes in an uncontested election held in an annual meeting of stockholders shall promptly tender his or her resignation. The disinterested directors of the Board will then evaluate the relevant facts and circumstances and make a decision, within 90 days after the election, on whether to accept the tendered resignation. The Board will promptly publicly disclose its decision and, if applicable, the reasons for rejecting the tendered resignation.

Director Time Commitment Policy

We have adopted a director time commitment policy, which can be found in the “Investor Relations – Corporate Governance” section of our website at http://www.monolithicpower.com. Directors are expected to devote the time and attention necessary to fully discharge their responsibilities as members of the Board and on each committee on which they serve. The policy also sets the following guidelines on public company board seats our directors can serve on:

●	No director may serve on more than five public company boards (including the Board);
●	No director who is an executive officer of a public company may serve on more than two public company boards (including the Board); and
●	No director who is a chair of a public company board may serve on more than three public company boards (including the Board).

The policy is subject to a waiver of such restrictions by a majority of non-affected members of the Board.

2024 Director Compensation

Analysis of 2024 Compensation Elements

For 2024, the Board engaged Radford, an independent compensation consultant, to review our non-employee director compensation. In its analysis, Radford gathered market data relating to the amount and type of compensation paid by our peer group for 2024 (see “Named Executive Officer Compensation — Peer Group and Use of Peer Data” for more information on the selection of the peer group). Based on its review of the results of this market study and recommendations by Radford, the Board approved the following compensation program for our non-employee directors for service in 2024:

Fee Description	FY 2024 ($)	FY 2023 ($)	Change
Annual Board retainer fee	85,000	75,000	13%
Lead Independent Director fee	40,000	40,000	0%
Compensation Committee chairperson fee	20,000	20,000	0%
Compensation Committee membership fee (excluding chairperson)	10,000	10,000	0%
NCG Committee chairperson fee	15,000	15,000	0%
NCG Committee membership fee (excluding chairperson)	7,500	7,500	0%
Audit Committee chairperson fee	30,000	30,000	0%
Audit Committee membership fee (excluding chairperson)	15,000	15,000	0%
Restricted stock unit (“RSU”) grant to new directors	220,000	220,000	0%
Annual RSU grant to incumbent directors	220,000	220,000	0%

The initial grant of RSUs to new directors vests as to 50% of the underlying shares of Common Stock on each of the first and second anniversaries of the date of grant. The annual grant of RSUs to incumbent directors vests as to 100% of the underlying shares of Common Stock on the first anniversary of the date of the grant. All awards will become fully vested in the event of a change in control.

All of our non-employee directors are subject to stock ownership guidelines that are described below in “Named Executive Officer Compensation — Compensation Discussion and Analysis — Stock Ownership Guidelines.”

The following table sets forth the total compensation for each non-employee director for services rendered in 2024. Mr. Hsing, who is our employee, does not receive additional compensation for his services as a director. Mr. Hsing’s compensation is reflected in “Named Executive Officer Compensation - 2024 Summary Compensation Table.”

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Herbert Chang	150,000	220,277	370,277
Eugen Elmiger	111,250	220,277	331,527
Victor K. Lee	115,000	220,277	335,277
Carintia Martinez	96,250	220,277	316,527
James C. Moyer (2)	85,000	305,130	390,130
Eileen Wynne	100,000	220,277	320,277
Jeff Zhou	115,000	220,277	335,277

(1)

The amount reflects the aggregate grant date fair value of the RSUs granted to each director in 2024, computed in accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 718. The grant date fair value was calculated using the closing price of our Common Stock on February 6, 2024, the date of grant for such awards. Assumptions used in the calculation of these amounts are included in Note 1 and Note 8 to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 3, 2025 (the “2024 Annual Report”).

(2)

Mr. Moyer retired and resigned from the Board on October 22, 2024. In connection with his resignation, the Board accelerated the vesting of his outstanding RSU awards (348 shares) to October 22, 2024. Pursuant to ASC Topic 718, we recorded an incremental fair value of $84,853 related to the modification of the awards.

The following table summarizes the number of shares of our Common Stock that are subject to unvested RSU awards held by each of the non-employee directors as of December 31, 2024. There were no outstanding stock option awards as of December 31, 2024.

Name	Stock Awards (#)
Herbert Chang	348
Eugen Elmiger	348
Victor K. Lee	348
Carintia Martinez	348
Eileen Wynne	583
Jeff Zhou	348

CORPORATE SOCIAL RESPONSIBILITY

Since MPS was founded in 1997, one of our core values has been to run a responsible and responsive business for the long term. We believe that positive ESG business practices strengthen our company and foster strong relationships with our stockholders, employees, business partners and communities where we operate. We are committed to making our business sustainable and our stakeholders engaged by maintaining strong ESG practices and policies.

ESG Oversight

We believe that effective oversight is essential to ensure our ESG practices and policies are aligned with our business strategy and serve the long-term interests of our stockholders and other stakeholders. Our Board is actively engaged on ESG matters and has the ultimate responsibility on the oversight, management and implementation of our ESG program. In its oversight role, our Board primarily focuses on:

●	Assessing ESG risks and opportunities and the impact of our strategy on our business and operations.
●	Setting measurable and rigorous goals, monitoring progress and reviewing status reports.
●	Establishing management accountability for ESG performance.
●	Reviewing our reporting processes and controls.
●	Overseeing our engagement and communications strategy with our stockholders and other stakeholders.

Our Board has assigned oversight responsibilities of our ESG compliance efforts to its committees, and receives reports and updates from each committee on a quarterly basis:

NCG Committee	Provides oversight of overall strategy, performance and risk assessments related to our ESG program, including environmental and social initiatives, cybersecurity and corporate governance matters.
Compensation Committee	Establishes executive accountability through compensation policies and programs, and oversees human capital management.
Audit Committee	Oversees reporting, internal controls and disclosure requirements pursuant to regulatory standards.

Our ESG Steering Committee is responsible for the day-to-day management of our ESG program and consists of a cross-functional group that includes two senior executives and leaders from Legal and Compliance, Information Technology, Facilities, Operations, Procurement, Quality Assurance, Product Line, Human Resources, Finance, Supply Chain Management, and Environmental, Health and Safety. Under the supervision of the Board committees, the ESG Steering Committee’s primary role is to: (a) manage the execution of our ESG strategy, (b) develop and implement initiatives and policies, (c) drive ESG performance, (d) oversee communications with employees, customers, suppliers, regulators and other stakeholders, and (e) monitor and assess regulatory developments and trends relating to ESG. On a quarterly basis, each Board committee receives updates from the ESG Steering Committee. These updates provide the Board committees with the opportunities to evaluate our ESG priorities, performance against our goals, and regulatory requirements.

ESG Initiative Highlights

For a complete description of our ESG priorities, initiatives and goals, please refer to our Corporate Responsibility Report, which is available on our website at https://www.monolithicpower.com/en/about-mps/investor-relations/esg-report.html. The information contained in our Corporate Responsibility Report and on our website is not intended to be part of this Proxy Statement and is not incorporated by reference into this Proxy Statement.

Environmental Sustainability

Pursuant to our Environmental and Climate Change Policy, we seek to responsibly protect the environment and conserve natural resources by implementing sustainability programs and solutions, engaging partners across our value chain, and setting ambitious goals that we believe will help minimize the environmental impacts from our products and operations.

●

Carbon Footprint

In May 2023, the Board set a long-term goal to reduce our Scope 1 and Scope 2 greenhouse gas (“GHG”) emissions by 40% by the end of 2030, against the 2022 baseline of 29,402 metric tons of carbon dioxide equivalent. Our Scope 1 and Scope 2 GHG emissions inventory, which is determined using the operational control approach under the GHG Protocol, covers all global operations and is annually verified by an independent GHG data assurance firm. We plan to achieve the 40% reduction target by implementing the following initiatives, among others: (a) powering our operations with renewable electricity, (b) adopting measures to reduce refrigerant emissions in our facilities, and (c) completing other energy-efficient projects.  At the end of 2024, we have reduced our Scope 1 and Scope 2 GHG emissions by 18% compared to the 2022 baseline.

In addition, we are developing our methodologies and data collection processes to assess our Scope 3 emissions and expect to complete a preliminary assessment for 2025.

●

Renewable Energy

Our goal is to increase renewable energy sources as part of our GHG emissions reduction strategy. We will continue to procure reliable energy supplies, including renewable resources where available, that are cost-effective and align with our business needs and environmental objectives. In May 2023, the Board set a long-term goal to power our global operations with a minimum 75% renewable electricity by the end of 2026.  At the end of 2024, our global operations were powered by 40% renewable electricity.

●

Waste

We continue to look for opportunities to minimize waste generation, most of which is produced at our testing facilities. In 2024, 89% of our waste from global operations was recycled or composted. Hazardous waste represents a small fraction of our overall waste, and we are focused on managing our hazardous waste by working closely with our vendors to identify and implement additional recycling programs.

●

Product Design

Our products play a critical role in powering data center infrastructure. In our product design, we focus on features that deliver new capabilities while improving performance and energy efficiency. As a result of increasingly intensive computing applications such as AI, customers are looking for sustainable solutions that maximize power density in data centers. Using our proprietary power conversion technology, we are developing power modules with higher power density per rack that will decrease the physical footprint on the motherboards. This power density improvement will enable more computing power in less space, which will result in energy savings in data centers.

●

Sustainable Operations

As part of our goal to achieve sustainable, energy-efficient operations, we have implemented various green technologies in our facilities, including solar panels and electric vehicle (“EV”) charging stations. Globally, we have approximately 33,500 square feet of solar panels, which generated close to 542 MWh of electricity, with 126 metric tons of carbon dioxide equivalent savings in 2024. We also have 86 EV charging stations in various locations, available free of charge to employees.

●

Environmental Management System

We utilize an Environmental Management System (“EMS”) to achieve our environmental goals by establishing objectives, processes and procedures to minimize negative environmental effects, enhance resource efficiency, comply with regulatory requirements, and promote sustainable practices throughout our value chain. Our EMS is compliant with the ISO 14001 standard.

Social

Through our social initiatives, we aim to give back to our local communities and maintain a workplace that values a broad range of backgrounds, a healthy and safe environment, innovative thinking and professional growth. In addition, we conduct our business in a manner that respects the rights and dignity of all people, and we expect our business partners to uphold these principles as well.

●

Equity and Inclusion

Our mission is to create an inclusive workplace that supports all employees. We provide unconscious bias trainings for managers and human resources employees administered by independent third parties to ensure that we promote an environment of inclusivity. In our most recent pulse survey, approximately 90% of our employees said they were valued and treated with respect.

We file our EEO-1 report each year and publish the data publicly. In 2024, women made up approximately 40% of our worldwide workforce. In the U.S., employees belonging to minority groups accounted for 70% of our workforce. We recruit new talent from a broad range of university recruitment programs and employment websites.

●

Training and Development

We encourage our employees to learn, innovate and grow their careers by providing them with access to various learning tools and resources to develop their business skills and knowledge. As part of our efforts to invest in employee growth and development, we maintain an online learning management system, Cornerstone, that offers a comprehensive library of training courses on topics including business and leadership, career and technical skill development, ethical standards, health and safety, cybersecurity, human rights and compliance.

●

Human Rights

Under our Code of Social Responsibility, we adhere to the standards established in the Universal Declaration of Human Rights and strictly prohibit human trafficking and the use of forced, slave or child labor in any form. We expect our employees and business partners to abide by these principles. Under our Supplier Code of Conduct, which aligns with Responsible Business Alliance’s Code of Conduct, we require our suppliers to maintain sound business ethics and labor practices that are in compliance with applicable laws and regulations. Failure by any of our suppliers to comply with our Supplier Code of Conduct may result in termination of our business relationship with such supplier.

●

Our Communities

We believe in being an active corporate citizen and making a positive impact on communities where we do business. Through the MPS Charitable Foundation, we are committed to supporting a broad range of non-profit organizations that focus on academic research, environmental stewardship, performing arts, healthcare, food banks, youth programs, and educational and career opportunities with monetary contributions or investments. In 2024, we contributed $23.7 million to the MPS Charitable Foundation, which has made donations to organizations including University of Washington, Cornell University, Forterra, Healthier Kids Foundation, Seattle Symphony, Second Harvest of Silicon Valley and Virginia Mason Foundation.

Governance

Our overall governance framework is designed to promote strong oversight, create Board and management accountability, protect the rights of stockholders, and demonstrate our commitment to transparency and independence. We believe that strong corporate governance is important for our long-term success and ensures that we manage ESG risks effectively while achieving our sustainability and social priorities.

●

Stockholder Rights

We demonstrate our responsiveness to our stockholders by providing them with numerous avenues to discuss our business and governance policies with the management team and the Board. We regularly conduct outreach each year with our stockholders to solicit feedback on best corporate governance practices. These discussions allow our Board to address topics and implement changes that are important to our stockholders. For example, our Bylaws provide a proxy access right to our stockholders who meet certain eligibility requirements. In March 2025, the Board amended and restated our Bylaws to give stockholders the right to call a special meeting if certain eligibility requirements are met.

●	Board Composition and Refreshment

Our Board consists of members with a wide variety of skills, industry experiences, tenures and backgrounds. We believe a balanced and cohesive Board is critical in facilitating strong oversight, fostering diverse and new perspectives, as well as supporting the achievement of MPS’s long-term objectives. Currently, five of our seven directors are ethnically diverse, and two of our seven directors are female. In addition, two of our directors were first appointed within the past four years.

Stockholder Engagement

During 2024, we continued our practice of proactive stockholder engagement regarding important matters including ESG, governance and executive compensation topics. Our management team, including our Chief Executive Officer, Chief Financial Officer and General Counsel, and our Compensation Committee Chair extended invitations to our largest institutional stockholders and had the opportunity to engage with stockholders representing approximately 47% of our total shares outstanding as of the record date in 2024. Subsequent to these meetings, our management team, the Board and its committees thoughtfully evaluated information gathered from our engagement process, together with feedback and input from our independent compensation consultant, when making decisions for the next 12 months.

The following table summarizes the changes we have implemented, based on the key issues raised by our stockholders:

What We Heard from Stockholders		How We Responded
Environmental Sustainability	● We should establish clear commitments to addressing climate risks and greater links between executive compensation and achievement of sustainability goals.

● In 2024, the Compensation Committee established accountability by linking a portion of the executive equity compensation awards to the achievement of the following environmental goals by the end of 2026:

 (1)  Reduce Scope 1 and Scope 2 GHG emissions by 25% compared to the 2022 baseline;

(2)  Generate more than one-third of our annual automotive revenue from EV manufacturers; and

(3)  Increase annual revenue from products enabling EV powertrains and 48-volt electrical systems to 200% compared to 2023.

Corporate Governance

● The Board should continue to establish policies and practices that will help support the Board’s dynamics and effectiveness, evaluate its performance, identify areas of improvement and promote stockholder rights.

●  In 2024, the Board adopted a policy regarding director time commitment to ensure that directors devote the time and attention necessary to fully discharge their responsibilities as members of the Board and on each committee on which they serve.

●  Prior to 2024, the Board had an informal annual Board evaluation process. In 2024, the Board adopted a formal annual director evaluation process to assess the performance of each individual director, and the performance of the Board and each committee.

●  In 2024, as part of our succession planning, the Board rotated the chairpersons of the NCG Committee and the Compensation Committee, and in March 2025, the Board rotated the chairperson of the Audit Committee, bringing fresh perspectives to these leadership roles.

●  In March 2025, the Board amended and restated our Bylaws to give stockholders the right to call a special meeting, provided that certain thresholds are met.

Executive Compensation	● Our peer group should consist of similar companies by market capitalization.

●  In 2024, the Compensation Committee evaluated our peer group composition criteria and removed certain semiconductor companies with a market capitalization greater than $100 billion from the peer group.

● The target opportunity for the short-term incentive program is relatively high compared to peers.

●  In 2024, with inputs from our independent compensation consultant, the Compensation Committee conducted a comprehensive review of the executive compensation program during our annual review cycle and lowered the target opportunity from 200% to 150% for the short-term cash incentive plan.

● MPS should establish stock price performance goals that align more directly with long-term value creation for stockholders.

●  In February 2025, the Compensation Committee linked a portion of the executive equity compensation awards to the achievement of a rigorous total stockholder return (“TSR”) percentile ranking relative to the companies in the PHLX Semiconductor Sector (“PHLX”) Index. A minimum 75th percentile must be attained to earn the maximum payout under the awards.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed EY as our independent registered public accounting firm for the year ending December 31, 2025. EY has served as our independent registered public accounting firm since March 2019. Representatives of EY are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions. Although ratification by stockholders is not required by law, the Board has determined that it is desirable to request ratification by the stockholders of this selection. Notwithstanding its selection, the Audit Committee, in its discretion, may appoint a new independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interest of MPS and our stockholders. If the stockholders do not ratify the appointment of EY, the Audit Committee may reconsider its selection.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF EY AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2025.

Audit and Other Fees

The following table summarizes the fees for services provided by EY for 2024 and 2023 (in thousands):

	FY 2024 ($)	FY 2023 ($)
Audit fees	4,080	2,239
Audit-related fees	4	34
Tax fees	6	6
Total	4,090	2,279

Audit fees consist of fees billed for professional services rendered for the audit of our annual financial statements and review of the interim financial statements included in our quarterly reports and the audit of our internal control over financial reporting.

Audit fees also include services in connection with foreign statutory and regulatory filings, and audit and accounting matters that arise during, or as a result of, the audit or the review of interim financial statements, including the application of proposed accounting rules, statutory audits required by non-U.S. jurisdictions and the preparation of an annual “management letter” containing observations and discussions on internal control matters.

Audit-related fees represent assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include accounting consultations in connection with attestation services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.

Tax fees represent professional services for federal, state and international tax compliance, tax advice and tax planning.

Pre-Approval of Audit and Non-Audit Services

The charter of our Audit Committee requires that the Audit Committee pre-approve all audit and permissible non-audit services provided to us by our independent registered public accounting firm. All such services for 2024 and 2023 were pre-approved by the Audit Committee.

PROPOSAL THREE

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

As required under Section 14A of the Exchange Act, we are asking stockholders to again cast an advisory (non-binding) vote on the following resolution at the Annual Meeting:

RESOLVED, that, on an advisory basis, the compensation of our named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and related narratives and descriptions of this Proxy Statement for the Annual Meeting, is hereby APPROVED.

This advisory vote, commonly known as a “say-on-pay” vote, gives our stockholders the opportunity to express their views about the compensation we paid to our named executive officers, as described in this Proxy Statement.  Before stockholders vote on this proposal, they should review the Compensation Discussion and Analysis in this Proxy Statement and the tabular and narrative disclosure that follows it. We currently conduct say-on-pay votes every year. Therefore, the next say-on-pay vote is expected to occur at the 2026 annual meeting of stockholders.

We are committed to responsible compensation practices and structures. As described more fully in the Compensation Discussion and Analysis section of this Proxy Statement, the primary goal of our executive compensation program is the same as our goal for operating MPS — to create long-term value for our stockholders. To achieve this goal, we have regularly sought out the feedback of our major stockholders over the past several years to hear their suggestions on how we can better achieve our primary compensation goal. After taking their feedback into consideration, we have continued to update our compensation program for our named executive officers, implementing those recommendations of our stockholders that the Compensation Committee believes will help us create long-term value for our stockholders. We believe these annual reviews of our programs, in coordination with our conversations with our stockholders, allow us to motivate and reward our executives for sustained financial and operating performance and leadership excellence, to align their interests with those of our stockholders, and to encourage them to remain with us for long and productive careers.

Stockholders may vote “for” or “against” the resolution or abstain from voting on the resolution.  The affirmative vote of a majority of the shares of stock entitled to vote thereon which are present in person by virtual attendance at the Annual Meeting or represented by proxy at the Annual Meeting is required to approve, on an advisory basis, the compensation of our named executive officers. The result of the say-on-pay vote will not be binding on us, the Board or the Compensation Committee. However, we value the views of the stockholders. The Board and the Compensation Committee will review the results of the vote and expect to take them into consideration in addressing future compensation policies and decisions.

FOR THESE REASONS, THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS, COMPENSATION TABLES AND RELATED NARRATIVES AND DESCRIPTIONS OF THIS PROXY STATEMENT FOR THE ANNUAL MEETING.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of the Record Date, information relating to the beneficial ownership of our Common Stock or securities exercisable for, or exchangeable into, our Common Stock by: (i) each person known by us to be the beneficial owner of more than five percent (5%) of the outstanding shares of our Common Stock, (ii) each director (or nominee), (iii) each of the named executive officers in the 2024 Summary Compensation Table, and (iv) all directors and named executive officers as a group.

Unless otherwise indicated, the address of each beneficial owner listed below is Monolithic Power Systems, Inc. at 5808 Lake Washington Boulevard NE, Kirkland, WA 98033.

Name of Beneficial Owner	Number of Shares Beneficially Owned (#)	Percent of Shares Beneficially Owned (1)
Named Executive Officers and Directors:
Michael Hsing (2)	980,763	2.0%
Bernie Blegen (3)	63,601	*
Deming Xiao (4)	185,450	*
Maurice Sciammas (5)	186,089	*
Saria Tseng (6)	159,004	*
Herbert Chang (7)	541	*
Eugen Elmiger (8)	20,878	*
Victor K. Lee (9)	29,232	*
Carintia Martinez (10)	1,943	*
Eileen Wynne (11)	818	*
Jeff Zhou (12)	6,069	*
Total	1,634,388	3.4%
5% Stockholders:
The Vanguard Group (13)	5,464,066	11.4%
BlackRock, Inc. (14)	5,236,453	10.9%
FMR LLC (15)	3,519,372	7.4%

*	Represents beneficial ownership of less than 1%.

(1)

Based on 47,877,352 shares of our Common Stock outstanding as of the Record Date. Beneficial ownership is determined in accordance with SEC rules. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, RSUs held by that person that are subject to release within 60 days of the Record Date, if any, are considered to be outstanding and beneficially owned by such person. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2)

Includes (i) 834,898 shares held of record by Michael Hsing, (ii) 133,040 shares held of record by Michael Hsing, Trustee of the Michael Hsing 2004 Trust, and (iii) 12,825 shares held of record by Michael Hsing, Trustee of the ZH Family Trust.

(3)

Includes (i) 52,939 shares held of record by Bernie Blegen, (ii) 5,331 shares held of record by Bernie Blegen and Judy Blegen, Co-Trustees of the Trust FBO Sarah Blegen, and (iii) 5,331 shares held of record by Bernie Blegen and Judy Blegen, Co-Trustees of the Trust FBO Theodore Blegen.

(4)	Includes (i) 161,604 shares held of record by Deming Xiao, (ii) 20,455 shares owned by Julia Chu, Mr. Xiao’s wife, and (iii) 3,391 shares held in the Christopher Xiao Trust.

(5)

Includes (i) 76,859 shares held of record by Maurice Sciammas, (ii) 38,216 shares held of record by Maurice Sciammas and Christina Sciammas, Co-Trustees of the Sciammas Family Living Trust, (iii) 7,910 shares held of record by Maurice Sciammas, Trustee of the Grantor Retained Annuity Trust FBO Oski Crew, (iv) 7,910 shares held of record by Christina Sciammas, Trustee of the Grantor Retained Annuity Trust FBO Oski Crew, (v) 16,015 shares held of record by Maurice Sciammas and Christina Sciammas, Co-Trustees of the Sciammas Family Trust, and (vi) 39,179 shares held of record by Maurice Sciammas and/or Christina Sciammas, trustees of various other trusts, none of which holds more than 5,000 shares individually.

(6)	Includes 159,004 shares held of record by Saria Tseng.

(7)	Includes 541 shares held of record by Herbert Chang.

(8)	Includes 20,878 shares held of record by Eugen Elmiger.

(9)	Includes 29,232 shares held of record by Victor K. Lee.

(10)	Includes 1,943 shares held of record by Carintia Martinez.

(11)	Includes 818 shares held of record by Eileen Wynne.

(12)	Includes 6,069 shares held of record by Jeff Zhou.

(13)

Pursuant to a Schedule 13G/A filed with the SEC on February 13, 2024, The Vanguard Group reported that the firm beneficially owned 5,464,066 shares, and had shared voting power over 61,891 shares, sole dispositive power over 5,262,405 shares and shared dispositive power over 201,661 shares. The Vanguard Group listed its address as 100 Vanguard Blvd., Malvern, PA 19355.

(14)

Pursuant to a Schedule 13G/A filed with the SEC on January 24, 2024, BlackRock, Inc. reported that the firm beneficially owned 5,236,453 shares, and had sole voting power over 4,925,306 shares and sole dispositive power over 5,236,453 shares. BlackRock, Inc. listed its address as 50 Hudson Yards, New York, NY 10001.

(15)

Pursuant to a Schedule 13G/A filed with the SEC on November 12, 2024, FMR LLC reported that the firm beneficially owned 3,519,372 shares, and had sole voting power over 3,334,637 shares and sole dispositive power over 3,519,372 shares. FMR LLC listed its address as 245 Summer Street, Boston, Massachusetts 02210.

Certain Relationships and Related Transactions

We have a written policy on related party transactions, as defined in our Code of Ethics and Business Conduct and the Audit Committee Charter. In accordance with our Code of Ethics and Business Conduct, it is the responsibility of our employees and directors to disclose any significant financial interest in a transaction between us and a third party, including an indirect interest, through, for example, a relative or significant other. It is also the responsibility of our Audit Committee, as described in the Audit Committee Charter, to review on an ongoing basis all related party transactions and approve these transactions before they are entered into.

In 2024, we made an investment of $2,000,000 in a venture capital limited partnership focusing on investments in early-stage technology companies. Mr. Hsing, Chairman of the Board, President and Chief Executive Officer, and Ms. Tseng, Executive Vice President, Strategic Corporate Development, General Counsel and Corporate Secretary, also personally invested $2,500,000 and $500,000, respectively, in the same partnership.

Joseph Sciammas, a family member of Mr. Sciammas, Executive Vice President, Worldwide Sales and Marketing, is employed by MPS in a non-executive role and received total compensation of $217,000 in 2024. This individual’s compensation was established in accordance with our compensation policies applicable to employees with comparable qualifications and responsibilities and holding similar positions.

NAMED EXECUTIVE OFFICER COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes our compensation philosophy and programs, compensation decisions made under those programs, and factors considered in making these decisions for our “named executive officers” (“NEOs”) who, for 2024, were:

●	Michael Hsing, Chairman of the Board, President and Chief Executive Officer;

●	Bernie Blegen, Executive Vice President, Chief Financial Officer;

●	Deming Xiao, Executive Vice President, Global Operations;

●	Maurice Sciammas, Executive Vice President, Worldwide Sales and Marketing; and

●	Saria Tseng, Executive Vice President, Strategic Corporate Development, General Counsel and Corporate Secretary.

For further information regarding each NEO’s professional background, please refer to “Information About Executive Officers” under Item 1 of our 2024 Annual Report.

Executive Summary

Financial and Business Performance Highlights:

The Compensation Committee has focused our executives on accountability in revenue, operating income and earnings, as well as maximizing stockholder return through the structure of our executive compensation program. In 2024, we achieved record revenue of $2.2 billion, which was our 13th consecutive year of revenue growth driven by consistent execution, continued innovation and strong customer focus. Our revenue grew 21% from the prior year, compared with the analog industry’s 2% decrease in revenue reported by the Semiconductor Industry Association (“SIA”). Our financial results are summarized as follows (in millions, except per-share amounts and percentages):

	GAAP			Non-GAAP (1)
	FY 2024 ($)	FY 2023 ($)	Change	FY 2024 ($)	FY 2023 ($)	Change
Revenue	2,207.1	1,821.1	21.2%	2,207.1	1,821.1	21.2%
Operating income	539.4	481.7	12.0%	764.1	641.1	19.2%
Net income (2)	1,786.7	427.4	318.0%	689.8	574.6	20.0%
Diluted EPS (2)	36.59	8.76	317.7%	14.12	11.78	19.9%

(1)	The reconciliation of the GAAP financial measures to the non-GAAP financial measures and related disclosures are provided in Annexure A.

(2)

In 2024, one of our foreign subsidiaries was granted a ten-year tax incentive. A deferred tax benefit of approximately $1.3 billion, net of $0.1 billion of valuation allowance, was recorded in 2024 to reflect the estimated future reductions in cash tax paid in that jurisdiction associated with the incentive. This deferred tax benefit favorably impacted our 2024 GAAP net income and diluted EPS.

In 2024, we continued to execute our long-term strategy by bringing innovative new products to market and expanding design wins across our broad base of customers, some of which are highlighted below:

●

We introduced a silicon carbide inverter for high power clean energy applications. Initial revenue is expected to ramp up in late 2025. Other silicon carbide-based applications are expected to be introduced in multiple geographies during 2025 and 2026.

●	We developed a family of high quality, cost efficient automotive audio products utilizing DSP technology from our 2024 Axign acquisition powered by MPS solutions.

●	For enterprise notebooks, we launched a battery management solution and are sampling our new mini-phase power stage. These products enable faster charge time and significantly improve battery life.

●	Building on our first analog to digital converter design win in 2024, we are developing new high accuracy 24-bit converters which are expected to ramp up in 2025.

Cash Dividends and Stock Repurchases:

Due to our continued strong performance, we have increased the amount of our dividends paid to stockholders over the last few years. The following table summarizes the cash dividends declared by our Board in the past three years (in thousands, except per-share amounts):

	FY 2024 ($)	FY 2023 ($)	FY 2022 ($)
Dividend declared per share	5.00	4.00	3.00
Total amount	242,459	190,642	140,337

In 2024, we completed the $640 million stock repurchase program approved by our Board in October 2023 and repurchased a total of 1.0 million shares of our Common Stock under the program.

Overall, we have returned 86% of free cash flows to our stockholders through both the cash dividend and stock repurchase programs in the past three years.

In February 2025, the Board approved a 25% increase in our quarterly cash dividends to $1.56 per share (or $6.24 per share annually) and a new three-year stock repurchase program authorizing us to repurchase up to $500 million in the aggregate of our Common Stock.

TSR:

The following charts summarize our cumulative TSR performance compared with our peer group, the S&P 500 Index and the PHLX Index:

(1)	Represents our 2024 peer group approved by the Compensation Committee. See “Peer Group and Use of Peer Data” for further discussion.

Market Capitalization:

Our strong financial performance in the past several years has translated to a significant increase in our market capitalization. The following chart illustrates Mr. Hsing’s compensation (as reported in the 2024 Summary Compensation Table) compared to our market capitalization in the past three years:

Compensation Philosophy:

The primary objective in designing our compensation program for our NEOs is the same as the primary objective for operating MPS — to create long-term value for our stockholders. To achieve this goal, we have designed and implemented our compensation programs for our NEOs to:

●	Motivate and reward them for sustained financial and operating performance and leadership excellence;

●	Align their interests with those of our stockholders;

●	Encourage our NEOs to focus on achieving both short-term goals as well as long-term goals; and

●	Encourage our NEOs to remain with us for long and productive careers.

Each one of our executive compensation elements fulfills one or more of our performance, alignment and retention objectives. These elements primarily consist of salary, long-term equity awards and short-term cash incentive compensation, as well as severance benefits and broad-based employee benefits. In deciding on the type and amount of compensation for each executive, we focus on both current pay and the opportunity for future compensation. We believe that maintaining a balance of short-term and long-term compensation elements encourages decision-making that optimizes short-term results and, at the same time, advances our long-term goals. We combine the compensation elements for each NEO in a manner we believe optimizes the executive’s overall contribution to us and our stockholders.

Our Compensation Practices Are Built on Stockholder Feedback and Requests:

At the 2024 annual meeting of stockholders, we received 97% advisory approval of our NEOs’ compensation, which was significantly higher than the 57% advisory approval we received at the 2023 annual meeting of stockholders and the 72% advisory approval we received at the 2022 annual meeting of stockholders. While these say-on-pay votes are only advisory and not binding on us, the Compensation Committee discusses the vote results each year with our independent compensation consultant and the Board.

Our management team continued the practice of reaching out to our most significant stockholders from time to time to discuss how those stockholders view our executive compensation program, and what kind of changes they would like to see implemented in future years. Many of our stockholders were pleased with our strong financial performance and execution, as well as the progress we have made on our ESG program which demonstrates our commitment to environmental and social issues. Based on the most recent feedback we have received from our stockholders, the Compensation Committee made several significant changes to the executive compensation program. See “Stockholder Engagement” for further discussion.

In the past several years, we have continued to improve our executive compensation policies and programs, incorporating the suggestions of our stockholders. We believe these improvements, as highlighted below, have supported our financial and strategic successes in the last several years.

1.	A significant portion of our NEOs’ payout opportunity is at risk, which clearly demonstrates the direct link between pay and performance.

Our success is built on a strong pay-for-performance culture within our entire organization, including among our rank-and-file employees in addition to our CEO and other NEOs. The Compensation Committee believes that a performance-based compensation program based on a small guaranteed pay and a significant upside for our executives and employees provides strong incentives that will generate more robust returns to our stockholders than more traditional compensation packages.

For 2024, 6% or less of the total compensation packages for the NEOs was a guaranteed component consisting of base salary. The remaining target compensation, which includes short-term cash incentives and long-term equity incentive awards, is at risk and directly linked to performance, as outlined in the graphs below:

In order to earn the maximum payout for the at-risk awards, the NEOs must exceed targeted performance. In 2024, the total compensation for the NEOs was higher compared to the prior year primarily because we achieved the rigorous non-GAAP operating income goals set by the Compensation Committee, which resulted in a higher payout under the short-term incentive plan. See “Analysis of 2024 Compensation Elements” for further discussion.

We believe this pay structure is a more responsible approach because it focuses on performance and accountability. In the years when the NEOs earned the maximum payout, we also achieved significant business growth and created long-term value for our stockholders. In the years when we did not meet the rigorous performance goals, the NEOs were not able to earn the maximum payout. This compensation philosophy fully demonstrates a direct correlation between performance and pay.

2.	Commitment to short-term cash incentives and long-term equity awards using different performance metrics, and alignment of executive compensation with the interests of our stockholders.

Our stockholders expressed a preference for the use of different performance metrics across our plans. In determining performance metrics, our Compensation Committee selected those that have a greater connection to financial and stock performance. Therefore, we use non-GAAP operating income for our short-term cash incentive plan, and, to balance that metric, a mix of revenue and operating goals for our long-term performance equity incentive plan. By using a non-GAAP operating income metric in our short-term incentive plan and various performance metrics in our long-term incentive plan, we can reward our executives for achieving our short-term financial objectives while at the same time planning for long-term growth, without encouraging excessive risk taking.

In 2024, 100% of the annual cash incentives earned by the NEOs continued to be tied to specific, pre-established non-GAAP operating income metrics, and 100% of the total equity awards (in the form of performance-based RSUs (“PSUs”)) granted to our NEOs were tied to the following performance conditions: (a) achievement of an average revenue growth rate as measured against the analog industry’s average revenue growth rate over a three-year performance period, and (b) GHG emissions reduction in our global operations and an increase in revenue generated from the EV segment of the automotive market over a three-year performance period. No equity awards were granted to the NEOs that vest solely based on continued service.

The following graph shows the three-year history of our performance in revenue, GAAP operating income and non-GAAP operating income, which demonstrates a balance of our overall financial health, compared to our CEO’s total compensation (as reported in the 2024 Summary Compensation Table).

______________

(1)	The reconciliation of GAAP operating income to non-GAAP operating income and related disclosures are provided in Annexure A.

We believe our cumulative TSR, which increased 1,200% over the past ten years as illustrated below, demonstrates the effectiveness of our performance-based compensation program in motivating our NEOs to build a sustainable business model and to focus on long-term value creation for our stockholders.

3.	Capping payouts under our non-equity incentive plans.

Our Compensation Committee has capped maximum cash payouts under our annual non-equity incentive plans at 400% of target for all of the NEOs.

4.	Clawback policy.

The Board maintains and operates the Compensation Recoupment Policy to comply with Section 10D of the Exchange Act and the NASDAQ listing standards as mandated by the Dodd-Frank Act. The policy provides for the recovery, in the event of a required accounting restatement, of certain variable incentive-based cash and equity compensation received by current or former executive officers (within the meaning of Rule 16a-1(f) under the Exchange Act, and including our NEOs) that is based on erroneously reported financial information during a three-year recovery period preceding a financial restatement, subject to limited exceptions, to the extent that such payments exceed the amount of performance-based incentive compensation that would have been received by such executive officers during such period had they been determined based on the relevant restated amounts. The recovery of incentive-based compensation is required regardless of whether the executive officer engaged in any misconduct or was at fault for the restatement. A copy of the policy is filed as Exhibit 97.1 to our 2024 Annual Report.

5.	Stock ownership guidelines.

We have significant stock ownership guidelines for our NEOs and directors, requiring ownership levels by our officers of two to five times their base salary, and by our directors of three times their annual retainer.

6.	Tax gross-ups.

Since 2008, we have not adopted any new employment agreements (or modified any existing employment agreements) to provide for tax gross-ups to our officers.

7.	Responsible share ownership.

We have a policy prohibiting our directors, officers (including our NEOs), and other employees from engaging in certain hedging and monetization transactions with respect to our stock that they hold without prior approval by our Chief Compliance Officer. The policy also prohibits our directors and officers (including our NEOs) from engaging in any short sales of our stock. In addition, our directors and officers are prohibited at all times from holding our stock in a margin account and from pledging our stock as collateral.

We routinely engage with our stockholders to exchange ideas on our existing executive compensation programs and potential future programs. We listen to their feedback and carefully consider it. Our engagement with stockholders does not begin and end with the say-on-pay vote – that vote is just one part of a larger dialogue and partnership we have with our investors.

The Roles of the Compensation Committee and Our Officers in Setting Compensation

The Compensation Committee, which is comprised solely of independent directors, has primary responsibility for overseeing the design, development and implementation of the compensation program for our CEO and other NEOs. The Compensation Committee Charter, which is available in the “Investor Relations – Corporate Governance” section of our website at http://www.monolithicpower.com, was originally adopted in 2007, and is updated periodically. Pursuant to the Compensation Committee Charter, the Compensation Committee reviews and approves the compensation arrangements for our NEOs, including the CEO, and administers our equity compensation plans. The Compensation Committee meets at least once a quarter.  In 2024, the Compensation Committee met four times.

The Compensation Committee reviews the performance of each officer taking into account the evaluations provided by the CEO for all officers other than himself. The Compensation Committee makes the final determination of performance achievement for each officer. Our CEO, Chief Financial Officer and General Counsel present information to the Compensation Committee as requested from time to time, including financial results, budget information, business operations and legal developments. The Compensation Committee regularly meets in closed sessions without our CEO or other management personnel present. Our officers also provide information to the Compensation Committee’s independent compensation consultant, if requested to do so, to help the consultant perform its duties for the Compensation Committee. Our officers are responsible for implementing the decisions made by the Compensation Committee.

Independent Compensation Consultant

In 2024, the Compensation Committee again engaged Radford as the independent compensation consultant with respect to our non-employee director and executive compensation programs. Radford did not perform any other work for us. In 2024, the Compensation Committee assessed the independence of Radford pursuant to SEC rules and concluded that no conflict of interest has been raised by Radford’s work or otherwise exists that would prevent them from serving as independent consultant to the Compensation Committee.

In 2024, the Compensation Committee requested and received the following services from Radford: (1) updates on evolving compensation trends, (2) recommendations for additions or deletions to the peer group used for 2024, (3) compensation data for officers and directors (gathered from public filings for our peers and broader surveys), and (4) general advice on analyzing and responding to stockholder feedback on our compensation programs.

Peer Group and Use of Peer Data

In February 2024, the Compensation Committee reviewed recommendations made by our independent compensation consultant and selected a peer group of companies in the semiconductor and similar industries with revenue approximately ranging from 50% to 300% of our revenue for the most recent four quarters. In addition, the Compensation Committee selected several large cap semiconductor companies that have a similar growth profile and are the key competitors for talent, and companies in the semiconductor industry recommended by Institutional Shareholder Services, Inc., a proxy advisory firm.

The 2024 peer group consisted of the following companies:

Analog Devices, Inc.	Power Integrations, Inc.	Synaptics Incorporated
Cirrus Logic, Inc.	Qorvo, Inc.	Teradyne, Inc.
Coherent Corp.	Rambus Inc.	Texas Instruments Incorporated
Micron Technology, Inc.	Semtech Corporation	Universal Display Corporation
MKS Instruments, Inc.	Silicon Laboratories, Inc.	Wolfspeed, Inc.
ON Semiconductor Corporation	Skyworks Solutions, Inc.

Companies added to the 2024 peer group:

Diodes Incorporated	Marvell Technology, Inc.	Microchip Technology Incorporated
Entegris, Inc.

Based on feedback received from our stockholders, the Compensation Committee removed the following semiconductor companies with a market capitalization greater than $100 billion from the 2024 peer group: Advanced Micro Devices, Inc., Applied Materials, Inc. and NVIDIA Corporation. Furthermore, the Compensation Committee removed Ambarella, Inc. from the 2024 peer group because it ceased to fit within the desired parameters.

NEO Compensation Components

The table below summarizes the core elements, objectives and key features of our 2024 compensation program for our NEOs:

Compensation Components	Objectives		Key Features
Base salary	Designed to reward individual effort associated with job-related duties and to attract and retain talented executive officers.	●	Paid in cash.
		●	Reviewed annually.
Short-term cash incentive compensation	Designed to encourage outstanding company performance by motivating the NEOs to achieve short-term financial goals.	● ●	Paid in cash. Reviewed annually.
		●	100% of the compensation is subject to financial performance goals.
		●	Payouts capped at 400% of target.
		●	Subject to clawback policy.
Long-term equity incentive compensation	Designed to align the interests of our NEOs with the interests of our stockholders by focusing on our long-term financial and business performance.	● ●	Reviewed annually. 100% of the awards is subject to revenue and environmental sustainability goals.
		●	Maximum payouts at 500% of target.
		●	Subject to clawback policy.
Dividend equivalents	Designed to treat equity award holders equally with stockholders under our dividend program.	●	Paid in cash.
		●	Equal to the dividend declared and paid on a share of Common Stock.
		●	Accumulate during the vesting period of the underlying equity awards.
		●	Subject to forfeiture if the underlying equity awards do not vest.

Analysis of 2024 Compensation Elements

Base Salaries:

We provide base salary for our NEOs’ day-to-day duties, and seek to set base salaries at levels that will retain talented executive officers. The Compensation Committee considers peer data as one key factor in reviewing base salary each year. The Compensation Committee also considers each individual executive’s role and the scope of his or her responsibilities, the executive’s experience, his or her tenure with us, and the size of recent salary changes. For 2024, the Compensation Committee considered all of these factors and approved the following salaries for our NEOs:

Name	FY 2024 ($)	FY 2023 ($)	Change
Michael Hsing	1,000,000	831,600	20%
Bernie Blegen	480,000	404,300	19%
Deming Xiao	520,000	438,900	18%
Maurice Sciammas	520,000	438,900	18%
Saria Tseng	520,000	438,900	18%

In February 2024, based on the recommendations by our independent compensation consultant and consistent with MPS’s compensation philosophy, the Compensation Committee approved an increase in the NEOs' base salaries to better reflect our current size in the semiconductor industry in terms of our annual revenue (more than $2 billion) and market capitalization (more than $30 billion), and to align the amounts with the pay practices of our peer group. Furthermore, the Compensation Committee believed that a majority of the total compensation package should tie to performance, and therefore allocated a significant portion of the payout opportunities to the performance-based short-term cash incentives and long-term equity awards as discussed further below.

Short-Term Cash Incentive Compensation:

We provide a short-term cash incentive opportunity to each of our NEOs to encourage them to achieve our corporate short-term operating income goals. The Compensation Committee used non-GAAP operating income as the sole corporate performance metric for determining the short-term cash incentive (or bonus) compensation. The Compensation Committee believed that non-GAAP operating income would best reflect our short-term performance. See Annexure A for a reconciliation of GAAP operating income to non-GAAP operating income used in the short-term cash incentive plan.

100% of the short-term cash incentives were tied to a specific, pre-established non-GAAP operating income metric for all the NEOs. In 2024, based on feedback from our stockholders, the Compensation Committee reduced the target bonus for each NEO from 200% to 150% of his or her annual base salary. For 2024, our non-GAAP operating income target was $645.0 million as established in the annual operating plan approved by the Board. Achievement of 120% or more of the non-GAAP operating income target would result in a maximum 400% payout of the target bonus for each NEO, achievement of 100% of the non-GAAP operating income target would result in a 100% target bonus payout, and performance below 80% of the non-GAAP operating income target would result in no bonus payout. For performance between the minimum, target and maximum levels, the percentage of payout would be determined based on linear interpolation.

For 2024, we achieved non-GAAP operating income of $768.1 million (see Annexure A), which resulted in a payout of 382.0% of the target bonus for each NEO. The following table summarizes the 2024 bonus payout approved by the Compensation Committee for each of our NEOs:

	Bonus Amount
Name	Minimum ($)	Target ($)	Maximum ($)	Earned ($)
Michael Hsing	-	1,500,000	6,000,000	5,729,299
Bernie Blegen	-	720,000	2,880,000	2,750,064
Deming Xiao	-	780,000	3,120,000	2,979,236
Maurice Sciammas	-	780,000	3,120,000	2,979,236
Saria Tseng	-	780,000	3,120,000	2,979,236

Long-Term Equity Incentive Compensation:

We provide long-term equity compensation awards to reward and retain our valued executives, and to encourage our executives to focus on achieving long-term development goals for the future.

In determining the number of shares subject to long-term equity compensation awards granted to each of the NEOs, the Compensation Committee establishes a target value of such awards, which represents a multiple of each NEO’s target cash compensation. The Compensation Committee believes these multiples properly reflect the relative position and responsibility of each NEO as well as the officer’s ability to develop the vision for the future of MPS, drive the strategy to obtain such vision, and effect certain cost savings for us. For 2024, the Compensation Committee made minor adjustments to the target value of the long-term equity compensation awards compared to 2023:

Name	FY 2024 ($)	FY 2023 ($)	Change
Michael Hsing	12,000,000	11,975,040	0%
Bernie Blegen	3,360,000	3,391,080	(1)%
Deming Xiao	4,940,000	5,003,460	(1)%
Maurice Sciammas	4,940,000	5,003,460	(1)%
Saria Tseng	4,940,000	5,003,460	(1)%

We have regularly engaged with our stockholders for their opinions in setting performance metrics. The Compensation Committee believes that the NEOs’ long-term incentive compensation should be in the form of equity and 100% of the equity awards granted to our NEOs in 2024 should vest based on the achievement of performance-based criteria. No equity awards were granted to our NEOs in 2024 that would vest solely based on continued service.

A Balanced Approach to Our Equity Compensation Program

The Compensation Committee is committed to establishing a balanced equity compensation program with different performance objectives and a long-term performance period. When designing the annual executive equity compensation program, the Compensation Committee is guided by the following three key principles that promote the best interests of both MPS and its stockholders:

●	There is appropriate pay-for-performance alignment.
●	The performance goals must be rigorous.
●	The program requires substantial stockholder value creation.

In February 2024, the Compensation Committee granted PSUs to each NEO that are subject to the achievement of several performance conditions during a three-year performance period: (i) our average revenue growth rate compared against the analog industry, and (ii) GHG emissions reduction in our global operations and an increase in revenue generated from the EV segment of the automotive market (collectively, the “Environmental Sustainability Goals”). The following table summarizes the number of shares subject to the 2024 PSUs that can be earned by the NEOs at the minimum, target and maximum performance levels, subject to the criteria described below.

	Number of Shares			Maximum Earn-Out Components
Name	Minimum (#)	Target (#)	Maximum (#)	Revenue Goal (#)	Environmental Sustainability Goals (#)
Michael Hsing	-	19,902	99,510	59,706	39,804
Bernie Blegen	-	5,573	27,865	16,719	11,146
Deming Xiao	-	8,193	40,965	24,579	16,386
Maurice Sciammas	-	8,193	40,965	24,579	16,386
Saria Tseng	-	8,193	40,965	24,579	16,386

The PSUs contain a purchase price feature, which required the NEOs to pay MPS $30 per share upon vesting of the shares. The target number of shares granted to each NEO was determined based on the target compensation value for such PSUs, divided by our closing stock price on the date of grant less the purchase price. This $30 purchase price requirement will be deemed satisfied and waived if the closing stock price on the last trading day of the performance period is $30 higher than the closing stock price on the date of grant.

Revenue Goal

For 2024, the number of PSUs that can be earned with respect to the revenue goal is based on MPS’s average three-year (2024 to 2026) revenue growth rate as measured against the average three-year revenue growth rate for the analog industry published by the SIA. Taking into account of the semiconductor industry’s cyclical nature and stockholders’ feedback, the Compensation Committee determined that three years is the most optimal performance period for the revenue-based PSU awards. A revenue-based performance period that is longer than three years makes it impractical for the Compensation Committee to determine appropriate performance goals due to the volatility from macroeconomic and industry-specific conditions.

In selecting the minimum, target and maximum performance levels, the Compensation Committee carefully considered our historical and projected performance and the fundamentals of the analog industry at that time. The Compensation Committee took into account SIA’s projections for the anticipated revenue growth in the analog industry for the three-year performance period. Instead of benchmarking against the broad semiconductor sector, the Compensation Committee elected to focus solely on the analog industry in setting the performance objectives, which are measured against our closest and most relevant peers within the semiconductor sector. In addition, the Compensation Committee chose the revenue projections reported by SIA as the baseline because the SIA report is well-respected in the semiconductor industry and used by Wall Street financial analysts in preparing their analyses, forecasts and recommendations.

The performance criteria for earning the PSUs based on achievement of the revenue goal are as follows

Goal	Description of Performance Metrics	PSU Earn-Out
Revenue	If MPS’s average three-year revenue growth rate exceeds the average three-year revenue growth rate in the analog industry by: ● Less than 3%	0% of Target
	● 3%	50% of Target
	● 5%	100% of Target
	● 15% and above	300% of Target

For achievement between 3%, 5% and 15%, the percentage of payout will be determined based on linear interpolation.

Environmental Sustainability Goals

Our Board recognizes that environmental stewardship is an integral part of our corporate citizenship. In recent years, some of our key sustainability initiatives include our priority to: (i) minimize the carbon footprint of our global business operations by aggressively reducing our Scope 1 and Scope 2 GHG emissions and increasing our renewable energy use, and (ii) invest in product innovations and develop energy-efficient solutions for our customers to support a low-carbon economy, such as the continued adoption of EVs which generally produce lower levels of GHG emissions than gasoline-powered cars.

In support of this commitment, in 2024, the Compensation Committee introduced new and additional qualitative performance metrics that tie a portion of executive compensation to three ambitious environmental targets. In designing the program, the Compensation Committee believed that the goals should align with our long-term business strategy and create positive environmental impacts. Based on this reasoning, the Compensation Committee approved the following performance criteria for earning the PSUs based on achievement of the Environmental Sustainability Goals:

Goal	Description of Performance Metrics	PSU Earn-Out
GHG emissions reduction	● Reduce 25% of our combined Scope 1 and Scope 2 GHG emissions by the end of 2026, against the 2022 GHG emissions baseline of 29,402 metric tons of carbon dioxide equivalent.	100% of Target
Product sales to the EV segment	● Generate more than one-third of our 2026 annual revenue in the automotive end market from EV manufacturers.	50% of Target
	● Increase our 2026 annual revenue from products enabling EV powertrains and 48-volt electrical systems to 200% of the 2023 revenue.	50% of Target

For achievement below any of the performance metrics, no earn-out will be awarded.

The performance period for the revenue goal and the Environmental Sustainability Goals is three years (2024 to 2026). If the performance metrics are achieved, the PSUs will vest on December 31, 2026, subject to continued employment through such date. The NEOs will be required to pay MPS $30 per share upon vesting of the shares, unless the stock price target is achieved as described above.

Dividend Equivalents

In connection with our quarterly cash dividend program, all outstanding and unvested time and performance-based full value stock awards granted to employees, including the NEOs, have the right to receive dividend equivalents in order to maintain the economic alignment between the value of such awards and the value of a share of our Common Stock. The dividend equivalents are accumulated during the vesting periods of the shares underlying such awards and are paid in cash to employees only if and when the underlying shares vest. Dividend equivalents accrued on the underlying shares are forfeited if the employees do not fulfill their service requirement during the vesting periods. Dividend equivalents paid to the NEOs in 2024 are included in “2024 Option Exercises and Stock Vested” below.

Broad-Based Benefits

Our NEOs are eligible to participate in our broad-based employee benefit programs on the same terms offered to our employees. These benefit programs include the employee stock purchase plan, medical, dental and vision insurance, long-term and short-term disability insurance, life and accidental death and dismemberment insurance, and health and dependent care flexible spending accounts. We do not provide pension arrangements or post-retirement health coverage for our NEOs or other employees. In addition, we do not provide matching contributions to the deferred compensation plan for our NEOs or other employees. Beginning January 1, 2025, we offer matching contributions to the 401(k) plan for employees, including our NEOs.

Severance and Change in Control Arrangements

We offer severance benefits to our NEOs, including severance in connection with a change in control of MPS. In general, severance does not exceed six to twelve months of base salary, target bonus and other benefits, and is conditioned on a release of claims and compliance with ongoing obligations. We believe these modest benefits balance the costs to MPS with the retention benefits that are commonly understood to come from offering severance and change in control benefits. For all change in control arrangements, the NEO is entitled to benefits if his or her employment is terminated without cause or if he or she leaves for good reason within one year following a change in control. This approach is commonly referred to as a “double-trigger” arrangement and is favored by many institutional investors and their advisors. We believe the size and conditions to receipt of these severance benefits are consistent with market practices. These arrangements are discussed in more detail in “Named Executive Officer Compensation — Potential Payments Upon Termination or Termination Upon Change in Control.”

Stock Ownership Guidelines

We have stock ownership guidelines for our NEOs and directors. These guidelines reinforce the importance of aligning the interests of our NEOs and directors with the interests of our stockholders.

For the NEOs, the guidelines are determined as a multiple of each NEO’s base salary, and then converted to a fixed number of shares. Currently, the multiple for our CEO is five times his base salary, while the multiples for other NEOs are two times each NEO’s base salary.

Equity interests that count toward the satisfaction of the ownership guideline include shares owned directly or indirectly by the executive, including restricted or unrestricted shares or stock units (excluding unearned restricted shares or stock units that remain subject to achievement of performance goals), and any shares owned in our savings plans, such as our 401(k) plan, or acquired through our employee stock purchase plan. Executives have five years from the date of adoption of the guidelines or their appointment as an executive officer, as applicable, to attain these ownership levels. As of December 31, 2024, all of the NEOs met the stock ownership guidelines.

For the non-employee directors, the stock ownership guidelines are determined as a multiple of the annual retainer paid to the non-employee director and then converted to a fixed number of shares. Currently, the required level for our non-employee directors is three times each director’s annual retainer. Directors have five years from the date of adoption of the guidelines or their initial appointment, as applicable, to attain these ownership levels. As of December 31, 2024, all of the directors met the stock ownership guidelines.

Clawback of Incentive Compensation

The Board maintains and operates the Compensation Recoupment Policy to comply with Section 10D of the Exchange Act and the NASDAQ listing standards as mandated by the Dodd-Frank Act. The policy provides for the recovery, in the event of a required accounting restatement, of certain variable incentive-based cash and equity compensation received by current or former executive officers (within the meaning of Rule 16a-1(f) under the Exchange Act, and including our NEOs) that is based on erroneously reported financial information during a three-year recovery period preceding a financial restatement, without regard to any taxes paid. The amount recoverable is the payment that exceeds the amount of applicable performance-based incentive compensation that would have been received by such executive officer during such recovery period had it been determined based on the relevant restated amounts, and recovery is subject to only limited exceptions. The recovery of incentive-based compensation is required regardless of whether the executive officer engaged in any misconduct or was at fault for the restatement. Performance-based incentive compensation potentially subject to recovery under the mandatory accounting restatement provisions of the policy is generally limited to any compensation granted, earned or vested (on or after October 2, 2023) based wholly or in part on the attainment of one or more financial reporting measures, and “financial reporting measures” for these purposes includes stock price and TSR. Under the policy, we generally are not required to recover such excess compensation if the Compensation Committee has made a determination that recovery would be impracticable and (1) we have already attempted to recover such amount but the direct expense paid to a third party to assist in enforcing the policy would exceed the amount to be recovered, (2) recovery would violate applicable home country law that was adopted prior to November 28, 2022, or (3) recovery would likely cause an otherwise tax qualified retirement plan to fail to meet the requirements of the Internal Revenue Code and applicable regulations. We are prohibited from indemnifying any executive officer against the loss of such recovered compensation. A copy of the policy is filed as Exhibit 97.1 to our 2024 Annual Report.

Insider Trading Policies and Procedures

We have adopted policies and procedures to comply with insider trading laws and regulations and the NASDAQ listing standards. Our Insider Trading Policy prohibits our directors, officers (including our NEOs), and other employees from (i) trading in our securities or the securities of other companies based on material, nonpublic information received in connection with their work at MPS, and (ii) disclosing material, nonpublic information to others who may trade on the basis of that information. The policy also requires that our directors, officers and other employees designated by the Chief Compliance Officer only transact in our securities during an open window period and obtain approval from the Chief Compliance Officer in advance of transactions in our securities. A copy of the policy is filed as Exhibit 19.1 to our 2024 Annual Report.

Anti-Hedging and Monetization, Short Sales and Other Transactions

We prohibit our directors, officers (including our NEOs), and other employees from engaging in hedging or monetization transactions with respect to our stock that they obtained through our plans or otherwise, including transactions involving the use of financial instruments such as prepaid variable forwards, equity swaps, collars, forward sale contracts and exchange funds, without prior approval by the Chief Compliance Officer.  We also prohibit our directors and officers (including our NEOs) from engaging in any short sales of our stock. In addition, our directors and officers are prohibited at all times from holding our stock in a margin account and from pledging our stock as collateral.

Tax and Accounting Impacts of Equity Grants

Section 162(m) of the Internal Revenue Code disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for “covered employees,” which consist of all of the NEOs, including the Chief Financial Officer.

Our Compensation Committee is aware of current rules governing the taxation and accounting for cash and equity compensation as applicable to public companies. Our Compensation Committee believes that, in establishing the cash and equity incentive compensation plans and arrangements for our NEOs, the potential deductibility of the compensation payable under those plans and arrangements should be only one of a number of relevant factors taken into consideration, and not the sole governing factor. The Compensation Committee believes it is important to maintain cash and equity incentive compensation at the requisite level to attract and retain the individuals essential to our financial success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation.

Compensation Committee Report

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis with our management. Based upon such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Proxy Statement for the Annual Meeting and incorporated by reference into our 2024 Annual Report.

Members of the Compensation Committee:

Eugen Elmiger, Chairman

Herbert Chang

Jeff Zhou

Compensation Committee Interlocks and Insider Participation

No Compensation Committee member was at any time during 2024, or at any other time, an officer or employee of us or any of our subsidiaries. No NEO of MPS serves on the board or compensation committee of any entity that has one or more executive officers serving on the Board or Compensation Committee.

Compensation Risk Management

In 2024, our management, including members from our internal legal, accounting, finance and human resources departments, undertook a subjective review of our compensation policies and practices that applied to all of our employees, including the following: annual base salaries and bonuses, equity incentive awards under the Amended and Restated 2014 Equity Incentive Plan (the “Amended 2014 Equity Plan”) and the Amended and Restated 2004 Employee Stock Purchase Plan (the “Amended 2004 ESPP”). This review was designed to review, consider and analyze the extent to which, if any, our compensation policies and practices might create risks for us, and this review also focused on variable and incentive compensation elements, as well as policies and practices that could mitigate or balance any such incentives. After conducting this review, management determined that our compensation policies and practices for our employees do not create any risks that are reasonably likely to have a material adverse effect on us. The results of the review and management’s determination were reviewed and independently considered by the Compensation Committee, which concurred with management’s assessment.

2024 Summary Compensation Table

The following table sets forth the compensation for our Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers serving on December 31, 2024, which officers together constitute our NEOs:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Michael Hsing	2024	980,569	-	12,268,389	5,729,299	1,035	18,979,292
Chief Executive Officer, President	2023	822,877	-	12,311,787	1,508,805	-	14,643,469
and Chairman of the Board	2022	751,846	-	13,865,090	6,048,000	-	20,664,936
Bernie Blegen	2024	471,265	-	3,435,420	2,750,064	673	6,657,422
Executive Vice President,	2023	400,054	-	3,486,353	733,537	-	4,619,944
Chief Financial Officer	2022	365,481	-	3,626,424	2,940,000	-	6,931,905
Deming Xiao	2024	510,642	-	5,050,493	2,979,236	1,035	8,541,406
Executive Vice President,	2023	434,296	-	5,144,271	796,314	-	6,374,881
Global Operations	2022	396,808	-	5,539,193	3,192,000	-	9,128,001
Maurice Sciammas	2024	510,642	-	5,050,493	2,979,236	1,035	8,541,406
Executive Vice President,	2023	434,296	-	5,144,271	796,314	-	6,374,881
Worldwide Sales and Marketing	2022	396,808	-	5,539,193	3,192,000	-	9,128,001
Saria Tseng	2024	510,642	-	5,050,493	2,979,236	1,035	8,541,406
Executive Vice President, Strategic Corporate	2023	434,296	-	5,144,271	796,314	-	6,374,881
Development and General Counsel	2022	396,808	-	5,539,193	3,192,000	-	9,128,001

(1)

For more information regarding the 2024 stock awards, refer to “Named Executive Officer Compensation — Compensation Discussion and Analysis.” The amounts for 2024 reflect the aggregate grant date fair value of the 2024 PSUs computed in accordance with ASC Topic 718, excluding the impact of estimated forfeitures. The calculation of the grant date fair value was performed by a third-party valuation firm using a Monte Carlo simulation model. Assumptions used in the calculation are included in Note 1 and Note 8 to the financial statements included in our 2024 Annual Report.

(2)

Assuming the highest level of performance for the 2024 stock awards, the aggregate grant date fair value for 2024 would be as follows: (a) $61,341,944 for Mr. Hsing, (b) $17,177,101 for Mr. Blegen, (c) $25,252,465 for Mr. Xiao, (d) $25,252,465 for Mr. Sciammas, and (e) $25,252,465 for Ms. Tseng. There is no guarantee that the highest level of performance will be achieved by the NEOs.

(3)

The 2024 amounts reflect the short-term cash incentive compensation earned by the NEOs under our non-equity incentive plan, as described under “Named Executive Officer Compensation — Compensation Discussion and Analysis.”

(4)	The 2024 amounts reflect life insurance premiums paid by us.

Grants of Plan-Based Awards for the Year Ended December 31, 2024

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Awards ($)(3)
Michael Hsing	-	-	1,500,000	6,000,000	-	-	-	-
	2/6/2024	-	-	-	-	19,902	99,510	12,268,389
Bernie Blegen	-	-	720,000	2,880,000	-	-	-	-
	2/6/2024	-	-	-	-	5,573	27,865	3,435,420
Deming Xiao	-	-	780,000	3,120,000	-	-	-	-
	2/6/2024	-	-	-	-	8,193	40,965	5,050,493
Maurice Sciammas	-	-	780,000	3,120,000	-	-	-	-
	2/6/2024	-	-	-	-	8,193	40,965	5,050,493
Saria Tseng	-	-	780,000	3,120,000	-	-	-	-
	2/6/2024	-	-	-	-	8,193	40,965	5,050,493

___________

(1)

The amounts reflect the threshold, target and maximum awards under the short-term cash incentive compensation program, which is described in detail in “Named Executive Officer Compensation — Compensation Discussion and Analysis.”

(2)

The amounts reflect the threshold, target, and maximum number of the PSUs that may be earned based on the achievement of specific goals under the long-term equity incentive compensation program, which is described in detail in “Named Executive Officer Compensation —Compensation Discussion and Analysis.”

(3)

The amounts reflect the aggregate grant date fair value of the awards calculated in accordance with ASC Topic 718, excluding the impact of estimated forfeitures. The amounts reflect the target level of performance. The PSUs include a purchase price feature, which requires the NEOs to pay MPS $30 per share upon vesting of the shares. This $30 purchase price requirement is deemed satisfied and waived if the closing stock price on the last trading day of the performance period is $30 higher than the grant date stock price. The grant date fair value was $616.44 per share, which was calculated using a Monte Carlo simulation model. Assumptions used in the calculation of the grant date fair value of the stock awards are included in Note 1 and Note 8 to the financial statements included in our 2024 Annual Report.

Narrative Disclosure to 2024 Summary Compensation Table and Grants of Plan-Based Awards for the Year Ended December 31, 2024

A discussion of 2024 salaries, incentive plans and awards is set forth under “Named Executive Officer Compensation — Compensation Discussion and Analysis,” including a discussion of the material terms and conditions of the short-term cash incentive compensation and the long-term equity compensation. For information regarding our employment agreements with the NEOs, see “Named Executive Officer Compensation – Potential Payments Upon Termination or Termination Upon Change in Control – Employment Agreements and Change in Control Arrangements.”

Equity Incentive Grant Policies

We maintain the Monolithic Power Systems Equity Award Grant Policy, which is designed to work in concert with: (1) the administrative provisions of our Amended 2014 Equity Plan and such other plans as we may adopt from time to time (which we refer to collectively as the Plans), (2) the requirements of the Delaware General Corporation Law, (3) the corporate governance requirements of NASDAQ, (4) applicable rules and regulations of the SEC, including those relating to Section 16 of the Exchange Act, and (5) relevant sections of the Internal Revenue Code. Grants to our NEOs are made pursuant to this policy, must be approved by the Compensation Committee and will only be granted at specific times during the year, as described in further detail below.

Plan and Corporate Authorization

Under the Plans, the authorization to administer the grant of equity incentive awards is conferred upon the Board or any committee of the Board as properly constituted under applicable laws. The Board has delegated to the Compensation Committee the authority to serve as administrator of the Plans (including the authority to grant awards under the Plans), and has approved a charter outlining the responsibilities of this committee which also includes this express authority. The delegation of authority to the Compensation Committee is not exclusive; the Board retains the right to formally approve award grants as well. The Compensation Committee may form and delegate authority to subcommittees when appropriate.

In addition, the Board has delegated limited authority for grants of equity awards under the Plans to new employees and consultants to a committee consisting of the Chief Executive Officer (which committee we refer to as the Equity Award Committee). The authority does not extend to grants to the NEOs. The delegation of authority to the Equity Award Committee is not exclusive; the Board and Compensation Committee retain the right to formally approve award grants as well.

Equity Grants to New Hires

Grants to newly hired employees and consultants (other than Executive Officers as defined below) will generally be made on the date of the next regularly scheduled Board meeting subsequent to the employees’ start date. Management submits the employee equity award recommendations to the Compensation Committee and, if such equity awards are approved by the Compensation Committee, such equity awards will be granted effective as of the date of a meeting approving such awards as evidenced by written minutes of such meeting or the date of the last verification signature or electronic verification over email in the event of a written consent in lieu of the meeting.

New hire grants made to “Executive Officers” (currently defined as the Chief Executive Officer, Chief Financial Officer, Chief Legal Officer, Chief Operations Officer, President, employees who are members of the Board and any other employee determined by the Board to be an Executive Officer) generally will only be granted on the date of the next regularly scheduled Board meeting subsequent to the Executive Officer’s start date and following the recommendation of such grant by the Compensation Committee.

Equity Grants to Existing Employees or Incumbent Members of the Board

Generally, annual grants of equity awards shall be made to key performers at a regularly scheduled Board meeting. Equity awards to non-employee members of the Board shall be made by the Board or pursuant to any automatic grant provisions in the Plans.

Outstanding Equity Awards at 2024 Year-End

The following table sets forth, as to the NEOs, certain information regarding their outstanding stock awards as of December 31, 2024. There were no outstanding option awards held by the NEOs as of December 31, 2024.

			Stock Awards
Name	Grant Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Michael Hsing	2/2/2021	(2)	7,053	4,249,433	-	-
	10/25/2022	(3)	-	-	302,920	179,828,458
	2/7/2023	(4)	-	-	136,825	77,347,173
	2/6/2024	(5)	-	-	59,706	33,636,370
Bernie Blegen	2/2/2021	(2)	1,431	862,178	-	-
	10/25/2022	(3)	-	-	87,690	52,057,169
	2/7/2023	(4)	-	-	38,745	21,902,549
	2/6/2024	(5)	-	-	16,719	9,418,927
Deming Xiao	2/2/2021	(2)	2,172	1,308,630	-	-
	10/25/2022	(3)	-	-	135,520	80,451,448
	2/7/2023	(4)	-	-	57,170	32,318,201
	2/6/2024	(5)	-	-	24,579	13,846,989
Maurice Sciammas	2/2/2021	(2)	2,172	1,308,630	-	-
	10/25/2022	(3)	-	-	135,520	80,451,448
	2/7/2023	(4)	-	-	57,170	32,318,201
	2/6/2024	(5)	-	-	24,579	13,846,989
Saria Tseng	2/2/2021	(2)	2,172	1,308,630	-	-
	10/25/2022	(3)	-	-	135,520	80,451,448
	2/7/2023	(4)	-	-	57,170	32,318,201
	2/6/2024	(5)	-	-	24,579	13,846,989

(1)

The market value of the unvested stock awards is based on the closing market price of our Common Stock of $591.70 as of December 31, 2024, and includes any outstanding dividend equivalents accumulated and unpaid on such awards.

(2)

Reflects PSUs granted in February 2021. The performance goals with respect to the PSUs were achieved as of December 31, 2022. 50% of these PSUs vested in February 2023, and the remaining 50% vest quarterly over the following two years through February 2025, for a total vesting period of four years, subject to continued employment.

(3)

Reflects market-based RSUs (“MSUs”) granted in October 2022. Upon achievement of the pre-determined performance goals at the end of the performance period on October 24, 2025, the MSUs will vest immediately, for a total vesting period of three years, subject to continued employment.

(4)

Reflects PSUs granted in February 2023. Upon achievement of the pre-determined performance goals at the end of the performance period on December 31 2025, the PSUs will vest immediately, for a total vesting period of approximately three years, subject to continued employment.

(5)

Reflects PSUs granted in February 2024. Upon achievement of the pre-determined performance goals at the end of the performance period on December 31 2026, the PSUs will vest immediately, for a total vesting period of approximately three years, subject to continued employment. See “Named Executive Officer Compensation — Compensation Discussion and Analysis” for further discussion.

2024 Option Exercises and Stock Vested

The following table sets forth certain information on the stock awards vested for our NEOs in 2024. There were no option exercises in 2024.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Michael Hsing	169,919	115,929,400
Bernie Blegen	60,438	40,231,881
Deming Xiao	67,206	45,372,904
Maurice Sciammas	67,206	45,372,904
Saria Tseng	67,206	45,372,904

(1)

Value realized on vesting is equal to (a) the closing price of our Common Stock on the vesting date less any purchase price, multiplied by the number of shares that vested, plus (b) accumulated dividend equivalents attributable to such shares.

The amount of realized value of the vested stock awards for our NEOs is directly linked to the significant increase in our stock price during the vesting periods, thereby consistently creating significant long-term value for our stockholders. Each year, based on feedback from our stockholders, the Compensation Committee imposes substantial performance and vesting periods on all of our stock awards granted to the NEOs. For example, in 2024, a large portion (60%) of Mr. Hsing’s realized stock value was attributable to the MSUs granted in October 2018 (“2018 MSUs”). These 2018 MSUs had a performance and vesting period over five years and two months. During this period, our stock price increased approximately 500% from October 25, 2018 (the grant date) to January 1, 2024 (the vesting date), as illustrated in the chart below:

As a result of the significant stock price appreciation during the long vesting period, the realized value of the 2018 MSUs also increased when the shares fully vested on January 1, 2024. Hypothetically, if our stock price had remained at the grant date level ($108.43) with no increase during the vesting period, Mr. Hsing’s realized value for the 2018 MSUs, and therefore his total realized stock value in 2024, would have been $56.4 million lower.

In summary, we believe that our NEOs’ realized pay in 2024 is in full alignment with long-term stockholder interests given that a significant portion of their realized pay is attributed to their stock awards earned based on strong company performance and being subject to a long service-based vesting period, combined with our stock price increasing significantly during this period.

2024 Non-Qualified Deferred Compensation Plan

We have a non-qualified, unfunded deferred compensation plan, which allows key employees, including our NEOs, to defer the receipt of, and taxation on, cash compensation. Plan participants may defer up to 70% of their salary and up to 90% of their non-equity incentive plan compensation. Plan participants may elect to receive the deferred funds either in a lump sum or in annual installments of up to ten years, and to begin receiving distributions either at retirement or at a future date not less than 24 months from the election date. Investment returns on deferred balances are linked to the performance of the investment choices available in the plan. We do not make contributions to the plan or guarantee returns on the investments. The following table summarizes the non-qualified deferred compensation activity for our NEOs in 2024:

Name	Executive Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Balance at Last FYE ($)(3)
Michael Hsing	137,524	1,324,177	21,949,054
Bernie Blegen	-	85,180	1,544,886
Deming Xiao	2,148,821	1,499,986	13,633,543
Maurice Sciammas	-	560,196	7,719,280
Saria Tseng	72,283	1,236,226	13,560,029

(1)	All executive contributions are reported as salary or non-equity incentive plan compensation in “Named Executive Officer Compensation - 2024 Summary Compensation Table.”

(2)

Represents the net amounts credited to the NEOs’ accounts as a result of the performance of their investment choices. The amounts are not included in “Named Executive Officer Compensation - 2024 Summary Compensation Table” because plan earnings are not “preferential or above-market” under SEC rules.

(3)

Includes the following cumulative amounts reported as compensation for the NEOs in the Summary Compensation Tables for previous years: Mr. Hsing, $17,003,288; Mr. Blegen, $786,811; Mr. Xiao, $7,436,714; Mr. Sciammas, $5,716,481; and Ms. Tseng, $9,172,196.

Potential Payments Upon Termination or Termination Upon Change in Control

Employment Agreements and Change in Control Arrangements

We have entered into employment agreements with each of our NEOs. The employment agreements establish the initial titles, salaries, and reporting responsibilities for the NEOs. The employment agreements also provide that each NEO may participate in our equity, bonus and benefits programs. Each of the employment agreements with Mr. Hsing, Mr. Xiao and Mr. Sciammas was amended in December 2008 to bring the agreements into compliance with Section 409A of the Internal Revenue Code. The employment agreement with Mr. Xiao was subsequently amended in March 2011 to grant Mr. Xiao an equity interest in Hue Ming LLC, a Delaware limited liability company formed by us, in connection with an ownership transfer of a corporate apartment in Chengdu, China, to Mr. Xiao. The equity interest became fully vested in March 2016 and Hue Ming LLC was dissolved.

In addition to the terms described above, the employment agreements also provide certain severance benefits upon termination without cause or for good reason, including within one year following a change in control (a “Change in Control with Termination”), as described in the following table. We have followed general market practices for senior executives in allowing limited change in control arrangements for selected officers.

NEOs	Agreement and Date		Termination without Cause or Departure for Good Reason		Change in Control with Termination
Michael Hsing	Employment Agreement dated March 10, 2008, as amended December 16, 2008.	●

Base salary, target annual bonus and COBRA premiums for group-health plan benefits for 12 months, payable in installments in accordance with our standard payroll practices as long as the executive is not employed by another company.

●

Base salary, target annual bonus and COBRA premiums for group-health plan benefits for a period of 12 months, payable in installments in accordance with our standard payroll practices as long as the executive is not employed by another company.

		●	Acceleration of vesting of unvested equity grants equal to the number of shares that would have vested had the executive remained an employee for 12 months following the termination of employment.	●	Acceleration of vesting of 100% of unvested equity grants.(1)
Bernie Blegen	Employment Agreement dated July 19, 2016.	●

Base salary, target annual bonus and COBRA premiums for group-health plan benefits for six months, payable in installments in accordance with our standard payroll practices as long as the executive is not employed by another company.

●

Base salary, target annual bonus and COBRA premiums for group-health plan benefits for a period of 12 months, payable in installments in accordance with our standard payroll practices as long as the executive is not employed by another company.

		●	Acceleration of vesting of unvested equity grants equal to the number of shares that would have vested had the executive remained an employee for six months following the termination of employment.	●	Acceleration of vesting of 100% of unvested equity grants.(1)
Deming Xiao	Employment Agreement dated March 10, 2008, as amended December 16, 2008 and March 3, 2011.	●

Base salary, target annual bonus and COBRA premiums for group-health plan benefits for six months, payable in installments in accordance with our standard payroll practices as long as the executive is not employed by another company.

●

Base salary, target annual bonus and COBRA premiums for group-health plan benefits for a period of 12 months, payable in installments in accordance with our standard payroll practices as long as the executive is not employed by another company.

		●	Acceleration of vesting of unvested equity grants equal to the number of shares that would have vested had the executive remained an employee for six months following the termination of employment.	●	Acceleration of vesting of 100% of unvested equity grants.(1)
Maurice Sciammas	Employment Agreement dated March 10, 2008, as amended December 16, 2008.	●

Base salary, target annual bonus and COBRA premiums for group-health plan benefits for six months, payable in installments in accordance with our standard payroll practices as long as the executive is not employed by another company.

●

Base salary, target annual bonus and COBRA premiums for group-health plan benefits for a period of 12 months, payable in installments in accordance with our standard payroll practices as long as the executive is not employed by another company.

		●	Acceleration of vesting of unvested equity grants equal to the number of shares that would have vested had the executive remained an employee for six months following the termination of employment.	●	Acceleration of vesting of 100% of unvested equity grants.(1)
Saria Tseng	Employment Agreement dated December 16, 2008, as amended February 9, 2010.	●

Base salary, target annual bonus and COBRA premiums for group-health plan benefits for six months, payable in installments in accordance with our standard payroll practices as long as the executive is not employed by another company.

●

Base salary, target annual bonus and COBRA premiums for group-health plan benefits for a period of 12 months, payable in installments in accordance with our standard payroll practices as long as the executive is not employed by another company.

		●	Acceleration of vesting of unvested equity grants equal to the number of shares that would have vested had the executive remained an employee for six months following the termination of employment.	●	Acceleration of vesting of 100% of unvested equity grants.(1)

(1)

With respect to the PSUs that have not been earned because the performance period is still in progress, a pro-rata portion of such awards shall vest to the extent the applicable performance levels are achieved through the date of the change in control, in accordance with the individual grant agreements. With respect to the MSUs that have not been earned because the performance period is still in progress, such awards shall vest if the per-share price paid in the change in control is greater than the price targets. In addition, the relative TSR market condition will be deemed satisfied, in accordance with the individual grant agreements.

Each of the employment agreements with our NEOs also contains a provision whereby during the period of employment and thereafter, the executive shall not, without the prior written consent of us, disclose or use any confidential information or proprietary data other than for our interest. These employment agreements also contain a covenant not to solicit, beginning with the date of the executive’s termination and until one year thereafter.

A “change in control” of MPS means a merger or consolidation after which our stockholders do not hold a majority of our outstanding voting securities, any transaction involving the transfer of greater than 50% of our voting power (unless otherwise provided for in an award agreement), a change in the composition of the Board occurring within a 12-month period, as a result of which less than a majority of the directors are incumbent directors (as such term is defined in the employment agreements), or a sale of all or substantially all our assets. “Cause” generally means the NEO’s failure to perform the duties or responsibilities of his or her employment, the NEO personally engaging in illegal conduct that is detrimental to us, the NEO being convicted of or pleading nolo contendere to a felony or other crime involving moral turpitude, or the NEO committing a material act of dishonesty, fraud or misappropriation of property. “Good Reason” generally means the NEO’s termination of employment following the expiration of an applicable cure period (as designated in each employment agreement) following the occurrence of: a material reduction in compensation (except where a substantially equivalent reduction is applied to all our officers), a material, adverse reduction in the NEO’s authority, responsibilities or duties, or a material change in the location at which the NEO performs services.

Estimated Payments Upon Termination or Change in Control with Termination

The following table sets forth the estimated payments required to be made to each NEO in connection with the termination of his or her employment upon specified events, assuming a stock price of $591.70 per share, the closing price as of December 31, 2024. The estimated amounts shown also assume that the termination was effective as of December 31, 2024, and include estimates of severance benefits which would be paid to the executives upon their termination. The actual amounts payable to each NEO can only be determined at the time of the termination of the executive’s employment.

	Termination without Cause or Departure for Good Reason				Change in Control with Termination
Name	Base Salary and Target Bonus ($)	Acceleration of Vesting of Equity Awards ($)	Other ($)	Total Compensation ($)	Base Salary and Target Bonus ($)	Acceleration of Vesting of Equity Awards ($)	Other ($)	Total Compensation ($)
Michael Hsing	2,500,000	4,173,260	27,656	6,700,916	2,500,000	244,455,633	27,656	246,983,289
Bernie Blegen	600,000	846,723	10,506	1,457,229	1,200,000	69,985,816	21,012	71,206,828
Deming Xiao	650,000	1,285,172	13,693	1,948,865	1,300,000	106,913,820	27,386	108,241,206
Maurice Sciammas	650,000	1,285,172	17,941	1,953,113	1,300,000	106,913,820	35,882	108,249,702
Saria Tseng	650,000	1,285,172	20,109	1,955,281	1,300,000	106,913,820	40,218	108,254,038

In the event the NEOs resign without good reason or we terminate their employment for cause, we will have no obligation to pay or provide any compensation or benefits as a result of the employment agreements between us and the NEOs. In the event of the NEOs’ death or disability, except as required by applicable law, we will have no obligation to pay or provide any compensation or benefits under the employment agreements between us and the NEOs.

CEO Pay Ratio

For 2024, our CEO pay ratio was determined as follows:

●	The annual total compensation of our CEO was $18,979,292 as reported in the “Total” column in the 2024 Summary Compensation Table disclosed above.

●	The median of the annual total compensation of all employees (other than our CEO) was $49,405. The median employee was located in China.

●

The ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was 384 to 1. This pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

For purposes of calculating the amount of total compensation paid to our median employee in 2024, we used the same median employee that we identified in 2023, as permitted under the SEC rules. There have been no changes in our employee population or employee compensation arrangements that we believe would significantly impact the pay ratio disclosure. To determine the median employee in 2023, we applied the following methodologies and assumptions:

●	We selected December 31, 2023 as the date for purposes of establishing the employee population used in identifying the median employee.

●

As of December 31, 2023, our global headcount consisted of approximately 3,500 permanent and temporary employees, with a majority of these employees located in international locations with various market wages and cost of living standards. All of these employees (other than our CEO) were included in the employee population used in identifying the median employee.

●

We used payroll and equity plan records for the twelve-month period from January 1, 2023 to December 31, 2023. The components of annual compensation included base salary, sales commissions, bonuses, the grant date fair value of stock awards and certain employee benefits.

●	Total compensation was annualized for permanent employees who commenced employment during the year. Total compensation was not annualized for temporary employees.

●	No cost-of-living or other adjustments permissible by the SEC rules were made.

The SEC rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. Therefore, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Alternative Measure:

As discussed in the Compensation Discussion and Analysis section above, 95% of our CEO’s annual compensation was tied to rigorous performance conditions in 2024, while the annual compensation of our median employee was not tied to performance goals. Accordingly, as an alternative measure, management believes that a more direct and meaningful pay ratio is to compare compensation that is not tied to any performance objectives. Based on this method, our alternative CEO pay ratio was determined as follows:

●	The alternative annual total compensation of our CEO was $981,604.

●	The median of the annual total compensation of all employees (other than our CEO) remained $49,405.

●	The ratio of the alternative annual total compensation of our CEO to the median of the annual total compensation of all employees was 20 to 1.

Pay Versus Performance

The following Pay Versus Performance information presents the compensation of our NEOs disclosed in the Summary Compensation Table (“SCT”), as well as compensation actually paid (“CAP”) to our NEOs and certain performance measure results prepared in accordance with Item 402(v) of SEC Regulation S-K.

As discussed further below, the CAP amounts do not necessarily represent actual compensation earned or realized by our NEOs in a given year. The Compensation Committee did not consider the Pay Versus Performance information in making its compensation decisions for our NEOs. For additional information about our performance-based pay philosophy and how the Compensation Committee aligns executive compensation with our performance, refer to “Named Executive Officer Compensation — Compensation Discussion and Analysis” in this Proxy Statement and in the proxy statements for 2020, 2021, 2022 and 2023.

					Value of Initial Fixed $100 Investment Based on:
Year	Summary Compensation Table Total for PEO ($)(1)	Compensation Actually Paid to PEO ($)(1)(2)	Average Summary Compensation Table Total for Non-PEO NEOs ($)(1)	Average Compensation Actually Paid to Non-PEO NEOs ($)(1)(2)	TSR ($)(3)	Peer Group TSR ($)(3)	Net Income (in thousands)($)(4)	Company-Selected Measure: Non-GAAP Operating Income (in thousands)($)(5)
2024	18,979,292	21,914,905	8,070,410	8,549,589	344.73	269.24	1,786,700	768,132
2023	14,643,469	138,253,668	5,936,147	48,844,169	365.00	225.75	427,374	648,031
2022	20,664,936	(66,596,378)	8,578,977	(18,412,649)	203.03	136.90	437,672	688,899
2021	20,254,831	114,053,034	7,227,671	35,989,415	281.12	213.35	242,023	400,289
2020	14,670,153	166,896,795	4,194,878	50,263,845	207.49	151.14	164,375	257,887

(1)

For each of 2024, 2023, 2022, 2021 and 2020 (each, a “Covered Year”), our CEO, Mr. Hsing, served as our principal executive officer (“PEO”). For each Covered Year, our non-PEO NEOs were Mr. Blegen, Mr. Xiao, Mr. Sciammas and Ms. Tseng.

(2)	The amounts represent the CAP amounts calculated in accordance with SEC rules. The following table provides a reconciliation of the SCT amounts to the CAP amounts for 2024:

		FY 2024
Reconciliation of SCT amounts to CAP amounts (a)		PEO ($)	Average Non-PEO NEOs ($)
Total SCT amounts		18,979,292	8,070,410
-	“Stock Awards” amounts under the SCT	(12,268,389)	(4,646,725)
+	Covered Year-end fair value of awards granted in the Covered Year that are outstanding and unvested as of the end of the Covered Year	11,468,302	4,343,687
-	Change in fair value (from prior year-end to Covered Year-end) of awards granted prior to Covered Year that are outstanding and unvested as of the end of the Covered Year	(3,237,668)	(1,268,185)
+	Change in fair value (from prior year-end to vesting date) of awards granted prior to Covered Year that vested in the Covered Year	6,973,368	2,050,402
Total CAP amounts		21,914,905	8,549,589

  _____________

(a)

The grant date fair value of the equity awards was determined using a Monte Carlo simulation model. Assumptions used in the grant date valuation are disclosed in our 2024 Annual Report. For equity awards vested during the applicable Covered Year, the fair value was based on the closing stock price plus accumulated dividend equivalents at the vesting date. For outstanding equity awards for which the performance conditions have not been achieved, the year-end fair value was determined using a Monte Carlo simulation model. For outstanding equity awards for which all the performance conditions have been achieved but additional time-based service conditions are required, the year-end fair value was based on the closing stock price plus accumulated dividend equivalents. The increases or decreases in the year-end fair value were primarily driven by changes in our stock price.

(3)

For purposes of this tabular disclosure, our peer group represents the PHLX Index, which we also disclose in the stock performance graph required by Item 201(e) of Regulation S-K included in our 2024 Annual Report. For each Covered Year, our TSR and our peer group’s TSR were calculated as the cumulative TSR from December 31, 2019 through the last day of the applicable Covered Year, assuming that $100 was invested on December 31, 2019. Because fiscal years are presented in the table in reverse chronological order (from top to bottom), the table should be read from bottom to top for purposes of understanding cumulative returns over time.

(4)

The amounts represent GAAP net income. In 2024, one of our foreign subsidiaries was granted a ten-year tax incentive. A deferred tax benefit of approximately $1.3 billion, net of $0.1 billion of valuation allowance, was recorded in 2024 to reflect the estimated future reductions in cash tax paid in that jurisdiction associated with the incentive. This deferred tax benefit favorably impacted our 2024 GAAP net income.

(5)

In our assessment, the Company-Selected Measure is non-GAAP operating income, which represents the most important financial performance measure used by us to link CAP to our NEOs, for 2024, to our performance. Refer to “Named Executive Officer Compensation - Compensation Discussion and Analysis” for further discussion. Non-GAAP operating income represents GAAP operating income, excluding stock-based compensation and related expense, deferred compensation expense/income, amortization of acquisition-related intangible assets and litigation expense. See Annexure A for a reconciliation of GAAP operating income to non-GAAP operating income used in our short-term cash incentive plan.

Relationship Between CAP and Performance Measures

Because our executive compensation program is significantly comprised of performance-based equity awards, the primary determinants of the CAP amounts, as calculated under SEC rules, are our stock price, actual payouts from awards vested during the applicable Covered Year, and the number of outstanding awards based on projected and actual performance achievement. As shown in the table above, the CAP amounts include year-end revaluations of equity awards granted in the applicable Covered Year, plus the year-over-year changes in the fair value of vested and outstanding equity awards granted in multiple historical years, all of which are heavily impacted by the performance of our stock price.

Relationship Between CAP and TSR:

The following chart compares the CAP amounts to our TSR and our peer group's TSR since December 31, 2019, measured as of the last day of each Covered Year.

Relationship Between CAP and Net Income:

The following chart compares the CAP amounts to our net income for each Covered Year.

Relationship Between CAP and Company-Selected Measure:

The following chart compares the CAP amounts to the Company-Selected Measure for each Covered Year.

2024 Tabular List of Performance Measures

The following list includes the performance measures that, in our assessment, represent the most important financial and non-financial performance measures used by us to link CAP to our NEOs, for 2024, to our performance. These measures are not ranked.

1.	Revenue growth rate
2.	Non-GAAP operating income
3.	GHG emissions reduction
4.	Revenue generated from EV manufacturers
5.	Revenue generated from products enabling EV powertrains and 48-volt electrical systems

Equity Compensation Plan Information

The following table summarizes certain information under our equity compensation plans as of December 31, 2024:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)(a)		Weighted-average exercise price of outstanding options, warrants and rights ($)(b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (#)(c)
Equity compensation plans approved by stockholders (1)	1,704,000	(2)	30.00	(3)	8,231,000	(4)

(1)	Our equity compensation plans approved by stockholders include the following:

(i)	Amended 2014 Equity Plan, which became effective in June 2020 and provides for the issuance of up to 10.5 million shares. The Amended 2014 Equity Plan has a ten-year term and will expire in June 2030.

(ii)	Amended 2004 ESPP, which became effective in August 2023 and provides for the issuance of up to 4.4 million shares. The Amended 2004 ESPP has a 15-year term and will expire in August 2038.

(2)

Includes the following outstanding awards: 85,000 RSUs, 681,000 PSUs and 938,000 MSUs. The number of securities reported for performance awards was generally based on the actual number of shares that have been earned, but are subject to additional service conditions before they vest. For those performance awards that have not been earned because the performance period was still in progress, the number of securities reported was based on the probable outcome of the performance conditions, and thus may differ from eventual dilution.

(3)

RSUs and MSUs have no purchase price. PSUs require employees to pay MPS $30 per share upon vesting of the shares. However, this purchase price requirement for the PSUs is waived if certain price targets are met during the performance period.

(4)

Includes 3,849,000 shares that remained available for future issuance under the Amended 2014 Equity Plan (all of which may be subject to awards other than options, warrants and other rights), and 4,382,000 shares that remained available for future issuance under the Amended 2004 ESPP.

Audit Committee Report

The purpose of the Audit Committee is to provide oversight of our accounting and financial reporting processes and the audit of our financial statements, appoint the independent registered public accounting firm to audit our financial statements, and assist the Board in the oversight of: (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the independent registered public accounting firm's qualifications, independence and performance, and (iv) our internal accounting and financial controls. In addition, the Audit Committee provides the Board with such information and materials as it may deem necessary to make the Board aware of financial matters requiring the attention of the Board.

The Audit Committee has a duly adopted charter, which it reviews on an annual basis.

The Audit Committee is responsible for recommending to the Board that our financial statements be included in its Annual Report on Form 10-K. The Audit Committee took a number of steps in making this recommendation for 2024, including:

●	reviewing and discussing the audited financial statements with our independent registered public accounting firm and management;

●

discussing with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board; and

●

receiving the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence, and discussing with the independent registered public accounting firm their independence.

Based upon the reviews and discussions described in this report, the Audit Committee recommended to the Board that the audited financial statements be included in the 2024 Annual Report for filing with the SEC.

Members of the Audit Committee (as of the date the actions above were taken):

Victor K. Lee, Chairman

Herbert Chang

Eileen Wynne

Jeff Zhou

PROPOSAL FOUR

MANAGEMENT PROPOSAL TO AMEND AND RESTATE THE CERTIFICATE OF INCORPORATION TO DECLASSIFY THE BOARD

Introduction

Our Certificate of Incorporation currently divides our Board into three classes nearly equal in size. The members of each class serve for staggered terms that expire at the third annual meeting of the stockholders after their election and until their respective successors are duly elected and qualified. On March 26, 2025, after careful consideration, including with respect to the results of the 2024 annual meeting of stockholders, our Board unanimously approved, and recommended that our stockholders approve, an amendment and restatement of the Certificate of Incorporation (the “Amended Charter”) to provide for a phased-in elimination of the classified Board structure, which, when it is complete, will result in all directors standing for election annually for a one-year term (the “Declassification Charter Amendment Proposal”). The complete text of the Amended Charter is set forth in Annexure B, and the discussion that follows is qualified in its entirety by reference to such text.

Approval of the Declassification Charter Amendment Proposal requires the affirmative vote of a majority of the shares of our Common Stock entitled to vote on the proposal. If the Declassification Charter Amendment Proposal is approved by the stockholders, the Amended Charter will become effective upon the filing of the Amended Charter with the Secretary of State of the State of Delaware, which we will file promptly following the Annual Meeting. In addition, if the Declassification Charter Amendment Proposal is approved and the Amended Charter is filed with the Secretary of State of the State of Delaware, the Board will adopt certain conforming changes to the Bylaws, with such changes as the Board may approve consistent with the Amended Charter. The amendment to the Bylaws does not require stockholder approval. If the stockholders do not approve the Declassification Charter Amendment Proposal, the Amended Charter will not become effective, the Bylaws will not be amended, and the Certificate of Incorporation and the Bylaws will continue in their current form in full force and effect.

For the reasons set forth below, our Board recommends that you vote “FOR” the proposal.

Reasons for Declassifying the Board

Our Board regularly reviews our corporate governance practices and considers appropriate changes that align with the long-term interests of our stockholders. We believe our current classified Board structure protects MPS against abusive or coercive takeover tactics, encourages the Board to focus on long-term strategic goals, and promotes stability and continuity of the Board because, at any given time, there are experienced, tenured directors who are familiar with MPS and its history, business and operations. All of these benefits have contributed to our success with a sustained period of substantial business growth and strong stock performance since our initial public offering in 2004. Furthermore, our Board believes that the classified Board structure does not unduly limit director accountability. We maintain regular engagements with our stockholders, which allow our Board to address issues that are important to our stockholders and take appropriate actions where the long-term interests of our stockholders are best served.

While the merits of a classified Board structure remain important, our Board recognizes that a large number of S&P 500 companies, including those in the semiconductor industry, has declassified boards. In recent years, our Board has conducted extensive outreach with many of our stockholders, who have expressed their support for declassification. In their view, annual elections increase the accountability of individual directors and provide stockholders with a more active role in participating in our corporate governance policies and practices. This stockholder sentiment in favor of declassification was evidenced by the approval, by a large majority of the votes cast, of the advisory stockholder declassification proposal at our 2024 annual meeting of stockholders. After considering feedback from our stockholders, and given the results of the 2024 stockholder proposal, our Board determined that it would be advisable and in the best interests of MPS and our stockholders to declassify the Board over a period of time.

Timing of Declassification

Pursuant to the Amended Charter, our Board will eliminate the classified Board structure and provide for annual election of directors, to be phased in as follows: (1) each class of directors will have one more election in which it is elected for a three-year term at our 2025, 2026 and 2027 annual meetings of stockholders; (2) at the 2028 annual meeting of stockholders, the Class III directors will be elected to a two-year term; (3) at the 2029 annual meeting of stockholders, the Class I directors will be elected to a one-year term; and (4) commencing with the 2030 annual meeting of stockholders, the classified Board will fully terminate and all directors will be elected to one-year terms at each annual meeting of stockholders. In addition, consistent with the Delaware General Corporation Law, the Amended Charter specifies that as long as the Board is classified (that is, until the election of directors at the 2030 annual meeting of stockholders), directors may be removed only for cause. Commencing with the 2030 annual meeting of stockholders, directors may be removed with or without cause.

Where many companies look to maximize stock price in the short-term, MPS takes a long-term view of its business, operations and maximization of stockholder value. Strategically, MPS seeks to understand where its market opportunities will be in five to seven years and makes deliberate resource allocations that it believes will benefit the long-term success of MPS. The six-year declassification plan will offer each class of directors one final three-year term and provide our Board with additional time to plan for the orderly transition from the classified structure, which we believe will mitigate the risks of disruptions to our Board’s continued long-term focus and the execution of our business plan. As compared to companies where directors have one-year terms, MPS’s directors do not make decisions with a view to their upcoming annual election. Similarly, during this transition period, MPS’s directors are less subject to outside pressure from certain investors and special interest groups with short-term interests that have the potential to influence the election of directors.

In conclusion, after carefully weighing the benefits of both board structures and considering the recommendations of our stockholders, our Board has determined that it is in the best interests of our stockholders to adopt the Amended Charter to transition to a declassified Board. The phased-in approach will minimize disruptions to the cohesiveness and stability of our Board, our Board’s recruiting strategy and its long-term business focus. To support this transition plan, the Board will continue its long-standing commitment of director accountability each year through active engagement with our stockholders and implementation of changes based on feedback received from our stockholders.

Our Board reserves the right to abandon the Amended Charter, before or after stockholder approval of the Declassification Charter Amendment Proposal (assuming the Amended Charter has not been filed with the Secretary of State of the State of Delaware), if it determines, in its sole discretion, that the Amended Charter is no longer in the best interests of MPS and its stockholders.

FOR THE REASONS DISCUSSED ABOVE, OUR BOARD RECOMMENDS A VOTE “FOR” PROPOSAL FOUR.

PROPOSAL FIVE

STOCKHOLDER PROPOSAL TO GIVE SHAREHOLDERS THE ABILITY TO CALL FOR A SPECIAL SHAREHOLDER MEETING

The following stockholder proposal has been submitted to us by John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278 (the “Proponent”). In accordance with SEC regulations, the Proponent has submitted documentation indicating that he is the beneficial owner of 15 shares of our Common Stock and he intends to continue to hold the requisite amount of shares through the date of the Annual Meeting. The complete text of the stockholder proposal is reproduced verbatim as submitted to us. All statements contained in the stockholder proposal are the sole responsibility of the Proponent.

This proposal requires the affirmative vote of a majority of the shares of our Common Stock entitled to vote on the proposal and present in person via attendance at the virtual Annual Meeting or represented by proxy at the Annual Meeting.

For the reasons set forth following the Proponent’s proposal, our Board opposes adoption of the proposal and recommends that you vote “AGAINST” the proposal.

Proponent’s Proposal

Proposal Five – Give Shareholders the Ability to Call for a Special Shareholder Meeting

Shareholders ask our Board of Directors to take the steps necessary to amend the appropriate company governing documents to give the owners of a combined 10% of our outstanding common stock the power to call a special shareholder meeting or the owners of the lowest percentage of shareholders, as governed by state law, the power to call a special shareholder meeting. Such a special shareholder meeting can be an online meeting.

Monolithic Power (MPWR) stock went up to $924 in September 2024 and then fell to $604 in December 2024.

To guard against the MPWR Board of Directors becoming complacent shareholders need the ability to call a special shareholder meeting to help the Board adopt new strategies when the need arises.

A shareholder right to call for a special shareholder meeting, as called for in this proposal, can help make shareholder engagement meaningful. A shareholder right to call for a special shareholder meeting will help ensure that the MPWR Board and management engages with shareholders in good faith because shareholders will have a viable Plan B by calling for a special shareholder meeting.

With the widespread use of online shareholder meetings it is much easier for management to conduct a special shareholder meeting for important issues and the MPWR bylaws thus need to be updated accordingly.

This proposal topic, as a shareholder proposal, received between 51% and 72% support each in 2024 at Jabil, Warner Brothers Discovery, ANSYS, Vertex Pharmaceuticals and DexCom.

Please vote yes:

Give Shareholders the Ability to Call for a Special Shareholder Meeting – Proposal Five

Board’s Opposing Statement

Our Board has carefully considered the proposal and recommends a vote “AGAINST” the stockholder proposal to give stockholders who hold 10% of our Common Stock the right to call a special meeting.

1.	Our Board already instituted the right to call a special meeting.

Our Board believes that adoption of the proposal is unnecessary and not in the best interests of MPS or our stockholders because we have already adopted a right for stockholders to call a special meeting. We recognize the importance of providing stockholders with the ability to call special stockholder meetings when appropriate, and after considering our governance policies and views of many of our stockholders, our Board amended our Bylaws on March 26, 2025 to provide such a right. There are, however, important differences between the special meeting right that was adopted by our Board and the special meeting right presented in the stockholder proposal, including that our Bylaws (1) set the threshold for calling a special meeting at 30%, whereas the stockholder proposal sets the threshold at 10%, and (2) require the stockholders calling a special meeting to have held their common stock for a period of at least one year prior to the date the special meeting request is delivered to MPS, whereas the stockholder proposal does not require any holding period. As explained in more detail below, our Board believes that the rights set forth in our Bylaws are reasonable and meaningful and are in the best interests of all of our stockholders.

2.	The current right to call a special meeting protects our stockholders’ long-term interests and mitigates the risks of abuse, corporate waste and short-term motives by activist investors.

Our stockholders hold disparate views on the right to call special meetings and the conditions to exercise that right. Some stockholders have taken the position that a special meeting right is not necessary or advisable. Other stockholders have indicated that a 10% threshold without a holding period, as proposed by the Proponent, would increase the risk of special meetings being called by a few stockholders that are focused on narrow or short-term interests. After considering the views of our stockholders and their long-term interests, our Board believes that special meetings should be limited to circumstances in which more than a small percentage of our stockholders determines that a matter is sufficiently critical or time-sensitive that it must be addressed between annual meetings. The 30% ownership threshold established in our Bylaws provides the appropriate balance between ensuring that our stockholders with a more substantial stake in MPS have the ability to call a special meeting to act on extraordinary and urgent matters, while at the same time protecting MPS against a misuse of this right by a small number of stockholders whose interests may not be aligned with a substantial majority of our remaining stockholders. With a threshold at 10%, as requested by the proposal, stockholders with a small stake in our company could act together to call an unlimited number of special meetings to advance their special interest agendas and short-term goals without regard to the potential harm that such actions could have on MPS, a majority of our stockholders and our long-term goals. Furthermore, we believe that failure to aggregate stock ownership to reach the 30% threshold is a strong indicator that a sufficient interest among the majority of stockholders does not exist to call a special meeting. With respect to those companies in the semiconductor industry and in the S&P 500 Index that permit stockholders to call special meetings, it is a common practice to require an ownership threshold greater than 10% to call a special meeting.

The right to call a special meeting should not be an ordinary process. Special meetings for companies with a large number of stockholders, such as MPS, are disruptive to business operations and harm long-term stockholder interests. Preparing for stockholder meetings requires significant time and resources of our Board, management team and employees, diverting their time and attention away from their primary focus of executing our business plan and maximizing long-term financial returns for our stockholders. In addition, we would incur significant legal and administrative fees, as well as costs for preparing, printing, and distributing materials and soliciting proxies. As a result, special meetings should be limited to circumstances where a significant portion of our stockholders believes that a matter is sufficiently urgent or extraordinary that it must be addressed between annual meetings.

The one-year stock holding period imposed in our Bylaws is consistent with the minimum holding period established by the SEC under Rule 14a-8 of the Exchange Act, which enables a stockholder to include a proposal in an issuer’s proxy statement. In adopting the holding period requirements under Rule 14a-8, the SEC indicated that the holding period should be calibrated such that a stockholder has some meaningful “economic stake or investment interest” in a company before the stockholder may draw on company and stockholder resources and command the time and attention of other stockholders to consider and vote on the proposal. Our Board believes the SEC’s reasoning is equally applicable to our one-year holding period requirement for requesting a special meeting, as stockholders who have held shares for at least one year show an appreciation of, and commitment to, the long-term success of MPS and our efforts to create sustainable value.

Accordingly, our Board believes that the stockholder ownership threshold to call special meetings must balance between empowering stockholders’ ability to call a special meeting, while mitigating the risk that a small number of interest groups or activists would subject MPS to disruptions by calling one, or perhaps multiple, special meetings. Reducing the ownership threshold to 10% could cause MPS to devote substantial time and resources on a special meeting even if up to 90% of our stockholders are against it. Our existing special meeting Bylaws serve as a protective mechanism against activist investors with short-term goals. With a threshold at 10%, a small number of stockholders could use the special meeting right to advance special interest agendas or goals not widely shared by our stockholder base, or apply short-term oriented pressure inconsistent with the long-term interests of the Company and our stockholders. After careful evaluation, assessment of practices of companies in the semiconductor industry and the S&P 500 Index, and consideration of our stockholders’ views, our Board believes that the 30% ownership threshold and the one-year holding period is appropriate and in the best interests of all of our stockholders. The 30% threshold and one year holding period in our existing Bylaws ensures that a special meeting of stockholders may only be called by a stockholder or group of stockholders with a more substantial stake in MPS and who share interest in a common topic. This appropriately safeguards stockholder interests and prevents corporate waste, while at the same time ensuring that stockholders have the ability to call special meetings when appropriate.

3.	Our existing corporate governance practices promote accountability and provide stockholders with opportunities to influence our affairs.

Our current governance practices safeguard stockholder interests by providing stockholders with numerous methods to voice their opinions and hold our Board accountable for its decisions. We maintain open and regular communication with large and small stockholders and financial analysts to solicit their views and perspectives on, among other topics, our business strategy, financial performance, executive compensation and corporate governance. These discussions allow our Board to address issues that are important to our stockholders and take appropriate actions where the long-term interests of our stockholders are best served. For instance, our Bylaws provide a proxy access right permitting our stockholders who meet certain requirements to submit director nominations. In addition, based on the recommendations of our stockholders, in March 2025, the Board approved an amendment and restatement of our Certificate of Incorporation to declassify our Board, subject to our stockholders’ approval at the Annual Meeting. Each year, stockholders may also bring specific items of business before us and other stockholders by submitting proposals for inclusion in our proxy materials to be voted on at the annual meeting, or to be voted on at the annual meeting without being included in the proxy materials. These corporate governance measures demonstrate our responsiveness and willingness to engage with our stockholders by providing them with numerous opportunities to be heard. In light of these opportunities for engagement, together with the existing right to call a special meeting, the Board believes that a lower special meeting threshold as requested by the proposal would not make a meaningful difference in our stockholders’ ability to engage with the Board or influence our governance policies that serve the best interests of our stockholders.

Stockholders can also be assured that their right to be apprised of and vote on significant matters is also protected by state law and other regulations. MPS is incorporated in Delaware, which requires that major corporate actions be approved by stockholders. MPS is also listed on the NASDAQ Global Select Market, which requires, among other things, that listed companies obtain stockholder approval for a change in control, certain issuances of common stock in connection with acquisitions, and equity compensation plans.

In conclusion, our Board has determined, after proactive engagement with our stockholders throughout the year, that adoption of this proposal is unnecessary in light of the existing right to call a special meeting already established in our Bylaws. Furthermore, the 30% stock ownership and one-year holding requirements imposed in our Bylaws mitigate the risks that a small group of stockholders could potentially misuse this mechanism for their own interests.

FOR THE REASONS DISCUSSED ABOVE, OUR BOARD RECOMMENDS A VOTE “AGAINST” PROPOSAL FIVE.

Other Matters

We know of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as we may recommend.

Forward-Looking Statements

Safe Harbor Statement

This Proxy Statement contains forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not historical facts or guarantees of future performance or events, are based on current expectations, estimates, beliefs, assumptions, goals, and objectives, and involve significant known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from the results expressed by these statements. Readers of this Proxy Statement are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date hereof. Forward-looking statements involve significant risks and uncertainties, including those identified in our SEC filings, including, but not limited to, our 2024 Annual Report. The forward-looking statements in this Proxy Statement represent our projections and current expectations, as of the date hereof, not predictions of actual performance.

BY ORDER OF THE BOARD OF DIRECTORS
Dated: April [*], 2025
Saria Tseng
Executive Vice President, Strategic Corporate Development, General Counsel and Corporate Secretary

Annexure A

RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES (1)

(in thousands, except per-share amounts)

	FY 2024	FY 2023	FY 2022	FY 2021	FY 2020
GAAP operating income	$539,358	$481,736	$526,785	$262,417	$158,882
Stock-based compensation and related expense	213,209	149,711	160,992	123,479	85,551
Amortization of acquisition-related intangible assets	1,303	132	132	44	-
Deferred compensation plan expense (income)	10,267	9,561	(7,011)	5,124	5,650
Non-GAAP operating income	764,137	641,140	680,898	391,064	250,083
Litigation expense	3,995	6,891	8,001	9,225	7,804
Non-GAAP operating income used in short-term cash incentive plan	$768,132	$648,031	$688,899	$400,289	$257,887

GAAP net income	$1,786,700	$427,374	$437,672	$242,023	$164,375
Stock-based compensation and related expense	213,209	149,711	160,992	123,479	85,551
Amortization of acquisition-related intangible assets	1,303	132	132	44	-
Deferred compensation plan expense (income)	867	1,055	(411)	561	1,057
Tax effect	(26,922)	(3,625)	1,559	(9,434)	(14,229)
Recognition of a tax benefit granted to a foreign subsidiary (2)	(1,285,402)	-	-	-	-
Non-GAAP net income	$689,755	$574,647	$599,944	$356,673	$236,754

GAAP net income per share - diluted (2)	$36.59	$8.76	$9.05	$5.05	$3.50
Non-GAAP net income per share - diluted	$14.12	$11.78	$12.41	$7.45	$5.04
Shares used in the calculation of diluted net income per share	48,835	48,771	48,358	47,889	47,014

(1)

These non-GAAP financial measures are not prepared in accordance with GAAP and should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. MPS utilizes both GAAP and non-GAAP financial measures to assess what it believes to be its core operating performance, and to evaluate and manage its internal business and assist in making financial, operating and compensation decisions. Our Compensation Committee also evaluates non-GAAP financial measures when reviewing management’s performances and reaching compensation decisions. MPS believes that the non-GAAP financial measures, together with GAAP measures, provide investors with an alternative presentation useful to their understanding of MPS’s core operating results and trends. Additionally, MPS believes that the inclusion of non-GAAP measures, together with GAAP measures, may provide investors with an additional dimension of comparability to similar companies. However, investors should be aware that non-GAAP financial measures utilized by other companies are not likely to be comparable in most cases to the non-GAAP financial measures used by MPS.

(2)

In 2024, one of our foreign subsidiaries was granted a ten-year tax incentive. A deferred tax benefit of approximately $1.3 billion, net of $0.1 billion of valuation allowance, was recorded in 2024 to reflect the estimated future reductions in cash tax paid in that jurisdiction associated with the incentive. This deferred tax benefit favorably impacted our 2024 GAAP net income and diluted EPS.

Annexure B

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

MONOLITHIC POWER SYSTEMS, INC.

Monolithic Power Systems, Inc. a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

A. The corporation was originally incorporated under the name of Monolithic Power Systems, Inc. and the original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on February 26, 2004. The original Certificate of Incorporation was amended and restated on November 24, 2004.

B. Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”), this Second Amended and Restated Certificate of Incorporation restates and amends the provisions of the Amended and Restated Certificate of Incorporation of the corporation.

C. This Second Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of the corporation in accordance with Sections 242 and 245 of the DGCL.

D. This Second Amended and Restated Certificate of Incorporation has been duly approved by ~~the written consent of the~~ stockholders of the corporation in accordance with Sections ~~228,~~ 242 and 245 of the DGCL.

E. The Amended and Restated Certificate of Incorporation of the corporation is hereby amended and restated in its entirety to read as follows:

ARTICLE I

The name of the corporation is Monolithic Power Systems, Inc.

ARTICLE II

The address of the corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

The corporation shall have authority to issue shares as follows:

150,000,000 shares of Common Stock, par value $0.001 per share. Each share of Common Stock shall entitle the holder thereof to one (1) vote on each matter submitted to a vote at a meeting of stockholders.

5,000,000 shares of Preferred Stock, par value $0.001 per share, which may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board of Directors). The Board of Directors is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any wholly unissued series of Preferred Stock, including without limitation authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing.

The Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, the number of which was fixed by it, subsequent to the issuance of shares of such series then outstanding, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in the Second Amended and Restated Certificate of Incorporation or the resolution of the Board of Directors originally fixing the number of shares of such series. If the number of shares of any series is so decreased, then the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

ARTICLE V

The number of directors that constitutes the entire Board of Directors of the corporation shall be determined in the manner set forth in the Bylaws of the corporation. At each annual meeting of stockholders, directors of the corporation shall be elected to hold office until the expiration of the term for which they are elected and until their successors have been duly elected and qualified; except that if any such election shall not be so held, such election shall take place at a stockholders’ meeting called and held in accordance with the DGCL.

~~The~~Until the election of directors at the 2030 annual meeting of stockholders, the directors of the corporation shall be divided into three classes as nearly equal in size as is practicable, hereby designated Class I, Class II and Class III. ~~The term of office of the initial Class I directors shall expire at the first~~Any director elected prior to the 2028 annual meeting of ~~the~~ stockholders ~~following the effective date of this corporation’s initial public offering (the “Effective Date”), the term of office of the initial Class II directors shall expire at the second~~shall hold office for a term expiring at the annual meeting of ~~the~~ stockholders held in the third year following the ~~Effective Date and the term of office of the initial~~year of their election. Each Class III ~~directors shall expire~~director elected at the ~~third~~2028 annual meeting of ~~the~~ stockholders ~~following the Effective Date. At~~will be elected for a two-year term expiring at the 2030 annual meeting of stockholders. Each Class I director elected at the 2029 annual meeting of stockholders will be elected for a one-year term expiring at the 2030 annual meeting of stockholders. At the 2030 annual meeting of stockholders and at each annual meeting of stockholders~~, commencing with the first~~ thereafter, all directors will be elected for a term expiring at the next annual meeting of stockholders ~~following the Effective Date, each of the successors elected to replace the directors of a Class whose term shall have expired at such annual meeting shall be elected to hold office until the third annual meeting next succeeding his or her election and until his or her respective successor shall have been duly elected and qualified.~~.

Notwithstanding the foregoing provisions of this Article, each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation, or removal. ~~If~~For so long as the board remains divided into classes, if the number of directors is hereafter changed, any newly created directorships or decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Any director may be removed from office by the stockholders of the corporation with or without cause, except that any director who is serving a three-year, two-year, or one-year term prior to the 2030 annual meeting of stockholders may be removed only for cause. Vacancies occurring on the Board of Directors for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled by vote of a majority of the remaining members of the Board of Directors, although less than a quorum, or by a sole remaining director. ~~A~~Prior to the 2030 annual meeting of stockholders, a person so elected by the Board of Directors to fill a vacancy or newly created directorship shall hold office until the next election of the Class for which such director shall have been chosen and until his or her successor shall have been duly elected and qualified. From and after the election of directors at the 2030 annual meeting of stockholders, a person so elected by the directors then in office to fill a vacancy or newly created directorship shall hold office until the next annual meeting of stockholders and until his or her successor shall have been duly elected and qualified.

ARTICLE VI

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the corporation is expressly authorized to adopt, amend or repeal the Bylaws of the corporation.

ARTICLE VII

The election of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.

ARTICLE VIII

No action shall be taken by the stockholders of the corporation except at an annual or special meeting of the stockholders called in accordance with the Bylaws, and no action shall be taken by the stockholders by written consent.

ARTICLE IX

To the fullest extent permitted by the General Corporation Law of Delaware or any other applicable law as the same exists or may hereafter be amended, a director of the corporation shall not be personally liable to the corporation or its stockholders and shall otherwise be indemnified by the corporation for monetary damages for any action taken, or any failure to take any action, as a director.

The corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she or his or her testator or intestate is or was a director or officer of the corporation or any predecessor of the corporation or serves or served at any other enterprise at the request of the corporation in any capacity while solving as a director or officer of the corporation. To the fullest extent permitted by applicable law, the corporation is authorized to provide indemnification of, and advancement of expenses to, directors, officers, employees, other agents of the corporation and any other persons to which the General Corporation Law of Delaware permits the corporation to provide indemnification.

Neither any amendment nor repeal of this Article IX, nor the adoption of any provision of this ~~corporation’s~~Second Amended and Restated Certificate of Incorporation inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX in respect of any matter occurring, or any cause of action, suit or claim accruing or arising or that, but for this Article IX, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE X

Except as provided in Article IX above, the corporation reserves the right to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, Monolithic Power Systems, Inc. has caused this Second Amended and Restated Certificate of Incorporation to be signed by the President and Chief Executive Officer of the corporation on this [*] day of [*], ~~2004~~2025.

By:
Michael Hsing President and Chief Executive Officer

PRELIMINARY – SUBJECT TO COMPLETION

MPS VOTE

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Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

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Annual Meeting of Stockholders Proxy Card

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

A **Proposals — The Board of Directors recommends a vote FOR all nominees, FOR Proposals 2, 3, and 4, and AGAINST Proposal 5.**

1. Election of Directors:

	For	Withhold
01 - Herbert Chang	☐	☐
02 - Michael Hsing	☐	☐
03 - Carintia Martinez	☐	☐

B **Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.**

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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The 2025 Annual Meeting of Stockholders of Monolithic Power Systems, Inc. will be held on Thursday, June 12, 2025 at 10:00 a.m. (Pacific Daylight Time), The Annual Meeting will be a virtual meeting via a webcast. You will not be able to attend the Annual Meeting in person. Registered stockholders will be able to view the live webcast of the Annual Meeting, vote and submit questions during the Annual Meeting by visiting meetnow.global/MKQZQ9L.

To access the virtual Annual Meeting, you must have the 15 digit control number that is printed in the shaded Bar located on the reverse side of this form.

The Proxy Statement and the 2024 Annual Report are available at:
https://www.monolithicpower.com/en/about-mps/investor-relations/proxy-information.html

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy - MONOLITHIC POWER SYSTEMS, INC.

2025 Annual Meeting of Stockholders - June 12, 2025
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Saria Tseng with power to act and with power of substitution, as a proxy and attorney-in-fact and hereby authorizes her to represent and vote, as provided on the other side, all the shares of Monolithic Power Systems, Inc. Common Stock which the undersigned is entitled to vote, and, in her discretion, to vote upon such other business as may properly come before the 2025 Annual Meeting of Stockholders of the company to be held on June 12, 2025 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS, "FOR" PROPOSALS 2, 3, AND 4, AND "AGAINST" PROPOSAL 5.

(Items to be voted appear on reverse side)

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